Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

AMONG

AMERICAN TOWER CORPORATION,

AS BORROWER;

BANK OF AMERICA, N.A.,

AS ADMINISTRATIVE AGENT FOR THE LENDERS;

THE FINANCIAL INSTITUTIONS WHOSE NAMES APPEAR

AS LENDERS ON THE SIGNATURE PAGES HEREOF;

AND WITH

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC

AND

JPMORGAN CHASE BANK, N.A.,

AS ISSUING BANKS;

BARCLAYS CAPITAL,

AS SYNDICATION AGENT;

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

AND

BARCLAYS CAPITAL,

AS CO-LEAD ARRANGERS

AND

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

BARCLAYS CAPITAL,

CITIBANK, N.A.,

CREDIT SUISSE AG,

JPMORGAN CHASE BANK, N.A.,

MORGAN STANLEY BANK, N.A.,

ROYAL BANK OF CANADA,

AND

THE ROYAL BANK OF SCOTLAND PLC,

AS JOINT BOOKRUNNERS

Dated as of April 8, 2011

(i)

Table of Contents (continued)

(ii)

Table of Contents (continued)

(iii)

EXHIBITS

Exhibit A	Form of Request for Advance
Exhibit B	[Reserved]
Exhibit C	Form of Revolving Loan Note
Exhibit D	Form of Loan Certificate
Exhibit E	Form of Performance Certificate
Exhibit F	Form of Assignment and Assumption
SCHEDULES
Schedule 1	Commitments; Commitment Ratios
Schedule 2	[Reserved]
Schedule 3	Subsidiaries on the Agreement Date
Schedule 4	Administrative Agent’s Office, Certain Notice Addresses

(iv)

LOAN AGREEMENT

This Loan Agreement is made as of April 8, 2011, by and among AMERICAN TOWER CORPORATION, as Borrower, BANK OF AMERICA, N.A., as Administrative Agent and an Issuing Bank, BARCLAYS BANK PLC, as an Issuing Bank, and the financial institutions whose names appear as lenders on the signature page hereof (together with any permitted successors and assigns of the foregoing).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1 - DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement:

“Acquisition” shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Borrower or any of its Subsidiaries of any Person that is not a Subsidiary of the Borrower, which Person shall then become consolidated with the Borrower or such Subsidiary in accordance with GAAP; (ii) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any Person that is not a Subsidiary of the Borrower; (iii) any acquisition by the Borrower or any of its Subsidiaries of any business (or related contracts) primarily engaged in the tower, tower management or related businesses; or (iv) any acquisition by the Borrower or any of its Subsidiaries of any communications towers or communications tower sites.

“Adjusted EBITDA” shall mean, for the twelve (12) month period preceding the calculation date, for any Person, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of such Person’s (i) Interest Expense, (ii) income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets), (iv) extraordinary losses and non-recurring non-cash charges and expenses, (v) all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges, and losses from the early extinguishment of Indebtedness) and (vi) non-recurring charges and expenses, restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition, in each case for such period, less extraordinary gains and cash payments (not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period; provided, however, (A) with respect to any Person that became a Subsidiary of the Borrower, or was merged with or consolidated into the Borrower or any of its Subsidiaries, during such period, or any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person during such period, “Adjusted EBITDA” shall, at the option of the Borrower in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation had occurred on the first day of such period and (B) with respect to any Person that has ceased to be a Subsidiary of the Borrower during such period, or any material assets of the Borrower or any of its Subsidiaries sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.

“Administrative Agent” shall mean Bank of America, in its capacity as Administrative Agent for the Lenders and the Issuing Banks, or any successor Administrative Agent appointed pursuant to Section 9.5 hereof.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 4, or such other address or account as may be designated pursuant to the provisions of Section 11.1 hereof.

“Advance” shall mean the aggregate amounts advanced by the Lenders to the Borrower pursuant to Article 2 hereof on the occasion of any borrowing and having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.

“Affected Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, “control”, when used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as amended, supplemented, restated or otherwise modified in writing from time to time.

“Agreement Date” shall mean April 8, 2011.

“AMT Subsidiaries” shall mean, collectively, American Towers, Inc., a Delaware corporation, American Tower LLC, a Delaware limited liability company, American Tower, L.P., a Delaware limited partnership and American Tower International, Inc., a Delaware corporation, each of which is a Subsidiary of the Borrower.

“Applicable Debt Rating” shall mean (i) where the Debt Rating from any two of Standard and Poor’s, Moody’s and Fitch is at the same level, such Debt Rating, and (ii) in the event that each of the Debt Ratings of Standard and Poor’s, Moody’s and Fitch are at different levels, the middle Debt Rating (i.e., the highest and lowest Debt Ratings shall be disregarded).

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act, zoning ordinances and all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Base Rate Advances and LIBOR Advances, as the case may be, in each case determined in accordance with Section 2.3(f) hereof.

“Attributable Debt” in respect of any Sale and Leaseback Transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Signatory” shall mean such senior personnel of a Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

“Available Revolving Loan Commitment” shall mean, as of any date, the difference between (i) the Revolving Loan Commitments in effect on such date minus (ii) the sum of (A) the Revolving Loans then outstanding plus (B) the L/C Obligations then outstanding.

“Bank of America” shall mean Bank of America, N.A., together with its successors.

“Barclays Capital” means the investment banking division of Barclays Bank PLC.

“Base Rate” shall mean for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” . The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or is Converted to a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $1,000,000.00 and in an integral multiple of $500,000.00.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (i) the Base Rate and (ii) the Applicable Margin applicable to Base Rate Advances for the applicable Loans. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances.

“Borrower” shall mean American Tower Corporation, a Delaware corporation.

“Borrower Materials” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or Issuing Banks (as applicable) and the Lenders, as collateral for L/C Obligations, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Issuing Bank benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change of Control” shall mean (a) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of either the Borrower (if the Borrower is not a Subsidiary of any Person) or of the ultimate parent entity of which the Borrower is a Subsidiary (if the Borrower is a Subsidiary of any Person), as the case may be, by way of merger or consolidation or otherwise, or (b) a change shall occur in a majority of the members of the Borrower’s board of directors (including the Chairman and President) within a year-long period such that such majority shall no longer consist of Continuing Directors.

“CMBS Facility” shall mean one or more secured loans, borrowings or facilities that may be included in a commercial real estate securitization transaction.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commercial Letter of Credit” shall mean a documentary letter of credit issued in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries by an Issuing Bank in accordance with the terms of this Agreement.

“Commitment Ratio” shall mean the percentage in which a Lender is severally bound to fund its portion of Advances to the Borrower under the Revolving Loan Commitments, as set forth on Schedule 1 attached hereto (together with dollar amounts) (and which may change from time to time in accordance with the terms hereof).

“Commitments” shall mean, collectively, the Revolving Loan Commitments and, if applicable, the L/C Commitments.

“Communications Act” shall mean the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations of the FCC or other similar or successor agency thereunder, all as the same may be in effect from time to time.

“Consolidated Total Assets” shall mean as of any date the total assets of the Borrower and its Subsidiaries on a consolidated basis shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date and determined in accordance with GAAP.

“Continue”, “Continuation”, “Continuing” and “Continued” shall mean the continuation pursuant to Article 2 hereof of a LIBOR Advance as a LIBOR Advance from one Interest Period to a different Interest Period.

“Continuing Director” means a director who either (a) was a member of the Borrower’s board of directors on the date of this Agreement, (b) becomes a member of the Borrower’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Borrower’s stockholders is duly approved by a majority of the directors referred to in clause (a) above constituting at the time of such appointment, election or nomination at least a majority of that board, or (c) becomes a member of the Borrower’s board of directors subsequent to the date of this Agreement and whose appointment, election or nomination for election by the Borrower’s stockholders is duly approved by a majority of the directors referred to in clauses (a) and (b) above constituting at the time of such appointment, election or nomination at least a majority of that board.

“Convert”, “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 hereof of a LIBOR Advance into a Base Rate Advance or of a Base Rate Advance into a LIBOR Advance, as applicable.

“Debt Rating” shall mean, as of any date, the senior unsecured debt rating of the Borrower that has been most recently announced by Standard and Poor’s, Moody’s or Fitch, as the case may be.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the then applicable Interest Rate Basis (including the Applicable Margin), and (b) two percent (2.0%).

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a voluntary proceeding under any bankruptcy or other debtor relief law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any voluntary or involuntary proceeding under any bankruptcy or other debtor relief law or any such appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that is a member of any group of organizations of which the Borrower is a member and is treated as a single employer with the Borrower under Section 414 of the Code.

“Eurodollar Rate” means, for any Interest Period with respect to a LIBOR Advance, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for US Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in US Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance being made, Continued or Converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof; provided, however, that any requirement stated therein for notice or lapse of time, or both, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Agreement” shall have the meaning ascribed thereto in Section 5.10 hereof.

“FATCA” shall mean Section 1471 through 1474 of the Code as of the date hereof, including any regulations or official interpretations thereof issued after the date hereof.

“FCC” shall mean the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“Federal Funds Rate” shall mean, as of any date, the weighted average of the rates on overnight Federal funds transactions with the members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fitch” shall mean Fitch, Inc. (Fitch Ratings), and its successors.

“Foreign Subsidiary” shall mean a Subsidiary whose place of registration, incorporation, organization or domicile is outside of the United States of America.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Commitment Ratio of the outstanding L/C Obligations in respect of Letters of Credit issued by such Issuing Bank other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Funds From Operations” means net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and extraordinary and unusual items, plus depreciation and amortization, and after adjustments for unconsolidated minority interests, on a consolidated basis for the Borrower and its subsidiaries.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Granting Lender” shall have the meaning ascribed thereto in Section 11.4(f) hereof.

“Guaranty”, as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements; provided, however, that the term “Guaranty” shall only include guarantees of Indebtedness.

“Hedge Agreements” shall mean, with respect to any Person, any agreements or other arrangements to which such Person is a party relating to any rate swap transaction, basis swap, forward rate transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, or any other similar transaction, including an option to enter into any of the foregoing or any combination of the foregoing.

“Incremental Commitment” shall have the meaning ascribed thereto in Section 2.14 hereof.

“Indebtedness” shall mean, with respect to any Person and without duplication:

(a) indebtedness for money borrowed of such Person and indebtedness of such Person evidenced by notes payable, bonds, debentures or other similar instruments or drafts accepted representing extensions of credit;

(b) all indebtedness of such Person upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(c) all Capitalized Lease Obligations of such Person;

(d) all reimbursement obligations of such Person with respect to outstanding letters of credit;

(e) all indebtedness of such Person issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(f) all net obligations of such Person under Hedge Agreements valued on a marked to market basis on the date of determination;

(g) all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the higher of the fair market value or the book value of the property or asset subject to such Lien (if less than the amount of such obligation), if the obligation secured thereby shall not have been assumed; and

(h) Guaranties by such Person of any of the foregoing of any other Person;

provided, however, that the Capitalized Lease Obligations to TV Azteca described in the public filings of the Borrower with the Securities and Exchange Commission prior to the Agreement Date shall not be deemed to be, and shall be excluded from, Indebtedness.

For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness.

“Indemnitee” shall have the meaning ascribed thereto in Section 11.5 hereof.

“Initial Issuing Banks” means the banks listed on the signature pages hereof as the Initial Issuing Banks.

“Interest Expense” shall mean, for any Person and for any period, all cash interest expense (including imputed interest with respect to Capitalized Lease Obligations and commitment fees) with respect to any Indebtedness (including, without limitation, the Obligations) and Attributable Debt of such Person during such period pursuant to the terms of such Indebtedness.

“Interest Period” shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made as or Converted to a Base Rate Advance and ending on the last day of the fiscal quarter in which such Advance is made as or Converted to a Base Rate Advance; provided, however, that if a Base Rate Advance is made or Converted on the last day of any fiscal quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following fiscal quarter, and (b) in connection with any LIBOR Advance, the term of such Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless, with respect to LIBOR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to LIBOR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period which extends beyond the Maturity Date or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.6 hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the LIBOR Basis, as appropriate.

“Investment” shall mean any investment or loan by the Borrower or any of its Subsidiaries in or to any Person which Person, after giving effect to such investment or loan, is not consolidated with the Borrower and its Subsidiaries in accordance with GAAP.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the Borrower (or any Subsidiary) or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Banks” shall mean each Initial Issuing Bank and any other Lender approved as a Issuing Bank by the Administrative Agent and the Borrower and any assignee to which a L/C Commitment hereunder has been assigned pursuant to Section 11.4 so long as each such Lender or such assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its applicable lending office and the amount of its L/C Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank, Lender or assignee, as the case may be, shall have a L/C Commitment.

“known to the Borrower”, “to the knowledge of the Borrower” or any similar phrase, shall mean known by or reasonably should have been known by the executive officers of the Borrower (which shall include, without limitation, the chief executive officer, the chief operating officer, if any, the chief financial officer and the general counsel of the Borrower).

“L/C Advance” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as Revolving Loans.

“L/C Commitment” shall mean, with respect to any Issuing Bank at any time, the amount set forth opposite such Issuing Bank’s name on Schedule 1 hereto under the caption “L/C Commitment” or set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 11.4(c) as such Issuing Bank’s “L/C Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.5, or such other amount as may be approved by the Administrative Agent and the Borrower.

“L/C Loan” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Advance in accordance with its Commitment Ratio.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Advances. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” shall mean the Persons whose names appear as “Lenders” on the signature pages hereof, any other Person which becomes a “Lender” hereunder after the Agreement Date by executing an Assignment and Assumption substantially in the form of Exhibit F attached hereto in accordance with the provisions hereof and any New Lender; and “Lender” shall mean any one of the foregoing Lenders.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Expiration Date” means the day that is seven days prior to the scheduled Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.4(b)(ii).

“Letter of Credit Sublimit” shall mean, at any time, an amount equal to 20% of the Revolving Loan Commitments at such time. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Loan Commitments.

“Letters of Credit” shall mean, collectively, each Standby Letter of Credit or Commercial Letter of Credit issued by the Issuing Banks on behalf of the Borrower or any of its Subsidiaries in accordance with the terms hereof; provided that any Commercial Letter of Credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“LIBOR Advance” shall mean an Advance which the Borrower requests to be made as, Converted to or Continued as a LIBOR Advance in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000.00 and in an integral multiple of $1,000,000.00.

“LIBOR Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent (1%)) equal to the sum of (a) the quotient of (i) the Eurodollar Rate divided by (ii) one (1) minus the Eurodollar Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3), or six (6) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage and the Applicable Margin as adjusted pursuant to Section 2.3(f) hereof. The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

“Licenses” shall mean, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the FCC and held by the Borrower or any of its Subsidiaries.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, charge, security interest, title retention agreement or other encumbrance of any kind in respect of such property.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, all fee letters, all Requests for Advance, all Requests for Issuance of Letters of Credit, all Letters of Credit and all other certificates, documents, instruments and agreements executed or delivered by the Borrower in connection with or contemplated by this Agreement.

“Loans” shall mean, collectively, the Revolving Loans and the L/C Loans.

“London Banking Day” means any day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority Lenders” shall mean Lenders the total of whose (a) portion of the Unutilized Commitments plus (b) Loans then outstanding, exceeds fifty percent (50%) of the sum of (i) the aggregate Unutilized Commitments plus (ii) the aggregate Loans then outstanding, in each case, held by all Lenders entitled to vote hereunder; provided that the Revolving Loan Commitment of, and the portion of the Loans then outstanding held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Material Subsidiary” shall mean any Subsidiary of the Borrower whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Borrower and its subsidiaries on a consolidated basis as of such date.

“Material Subsidiary Group” shall mean one or more Subsidiaries of the Borrower when taken as a whole whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than ten percent (10%) of the Adjusted EBITDA of the Borrower and its subsidiaries on a consolidated basis as of such date.

“Materially Adverse Effect” shall mean (a) any material adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect upon any material rights or benefits of the Lenders or the Administrative Agent under the Loan Documents.

“Maturity Date” shall mean April 8, 2016, or such earlier date as payment of the Loans shall be due (whether by acceleration, reduction of the Commitments to zero or otherwise).

“Moody’s” shall mean Moody’s Investor’s Service, Inc., and its successors.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all approvals, licenses, filings and registrations under the Communications Act, necessary in order to enable the Borrower and its Subsidiaries to own, construct, maintain, and operate communications tower facilities and to invest in other Persons who own, construct, maintain, manage and operate communications tower facilities.

“Net Income” shall mean, for any Person and for any period of determination, net income of such Person determined in accordance with GAAP.

“Net Proceeds” shall mean, with respect to any sale, lease, transfer or other disposition of assets by, or any insurance or condemnation proceedings with respect to the assets of, the Borrower or any of its Subsidiaries, the aggregate amount of cash received (including, without limitation, any payments received for non-competition covenants, consulting or management fees in connection with such sale, and any portion of the amount received evidenced by a promissory note or other evidence of Indebtedness issued by the purchaser), net of (i) amounts reserved, if any, for taxes payable with respect to any such transaction or proceeding (after application (assuming application, to the extent permitted by Applicable Law, first to such reserves) of any available losses, credits or other offsets), (ii) reasonable and customary transaction costs properly attributable to such transaction or proceeding and payable by the Borrower or any of its Subsidiaries (other than to an Affiliate) in connection with such transaction or proceeding, including, without limitation, commissions, and (iii) until actually received by any the Borrower or any of its Subsidiaries, any portion of the amount (x) received and held in escrow or (y) evidenced by a promissory note or other evidence of Indebtedness issued by a purchaser or non-compete, consulting or management agreement or covenant or (z) otherwise for which compensation is paid over time. Upon receipt by the Borrower or any of its Subsidiaries of (A) amounts referred to in item (iii) of the preceding sentence, or (B) if there shall occur any reduction in the tax reserves referred to in item (i) of the preceding sentence resulting in a payment to the Borrower or any of its Subsidiaries, such amounts shall then be deemed to be “Net Proceeds.”

“New Lender” shall have the meaning ascribed thereto in Section 2.14 hereof.

“Non-Consenting Lender” shall have the meaning ascribed thereto in Section 11.11(c) hereof.

“Non-Excluded Taxes” shall have the meaning ascribed thereto in Section 10.3(b) hereof.

“Non-U.S. Person” shall mean a Person who is not a U.S. Person.

“Notes” shall mean, collectively, the Revolving Loan Notes.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Borrower to the Lenders, the Issuing Banks or the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower, whether or not such claim is allowed in such bankruptcy action and the L/C Obligations), as they may be amended from time to time, or as a result of making the Loans or issuing Letters of Credit, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or based in tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Ownership Interests” shall mean, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another type of entity) and includes, without limitation, securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“Payment Date” shall mean the last day of any Interest Period.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall mean, collectively, as applied to any Person:

(a) (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP;

(b) Liens incurred in the ordinary course of the Borrower’s business (i) for sums not yet due or being diligently contested in good faith, or (ii) incidental to the ownership of its assets that, in each case, were not incurred in connection with the borrowing of money, such as Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen, in each case, if reserves in accordance with GAAP or appropriate provisions shall have been made therefor;

(c) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

(d) restrictions on the transfer of the Licenses or assets of the Borrower or any of its Subsidiaries imposed by any of the Licenses by the Communications Act and any regulations thereunder;

(e) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person or the use of such property in the operation of the business by such Person;

(f) Liens arising by operation of law in favor of purchasers in connection with any asset sale permitted hereunder; provided, however, that such Lien only encumbers the property being sold;

(g) Liens in respect of Capitalized Lease Obligations, so long as such Liens only attach to the assets leased thereunder, and Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases or subleases of the Borrower or any of its Subsidiaries;

(h) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(i) judgment Liens which do not result in an Event of Default under Section 8.1(h) hereof;

(j) Liens in connection with escrow or security deposits made in connection with Acquisitions permitted hereunder;

(k) Liens created on any Ownership Interests of Subsidiaries of the Borrower that are not Material Subsidiaries held by the Borrower or any of its Subsidiaries; provided, however, that such Lien is not securing Indebtedness of the Borrower or any of its U.S. Subsidiaries;

(l) Liens in favor of the Borrower or any of its Subsidiaries;

(m) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not (i) a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and (ii) intended to provide collateral to the depositary institution;

(n) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to any other Person in the ordinary course of business;

(o) Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted hereunder, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

(p) Liens on property of the Borrower or any of its Subsidiaries at the time the Borrower or such Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into the Borrower or such Subsidiary, or an acquisition of assets; provided that such Liens (i) are not created, incurred or assumed in connection with or in contemplation of such acquisition and (ii) may not extend to any other property owned by the Borrower or such Subsidiary; and

(q) Liens on property or assets of any Foreign Subsidiary securing the Indebtedness of such Foreign Subsidiary.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of the Borrower or any of its Subsidiaries or ERISA Affiliates.

“Platform” shall have the meaning ascribed thereto in Section 6.6 hereof.

“Proposed Change” shall have the meaning ascribed thereto in Section 11.11(c) hereof.

“Register” shall have the meaning ascribed thereto in Section 11.4(c) hereof.

“REIT Conversion” shall mean a plan to restructure the Borrower’s or any of its Subsidiaries’ assets, liabilities or business operations, including, without limitation, transfers of assets among the Borrower and its Subsidiaries, a merger of the Borrower or its Subsidiaries with and into an Affiliate, and a distribution by the Borrower of its earnings and profits for federal income tax purposes, in connection with making a REIT Election.

“REIT” shall mean a “real estate investment trust” as defined and taxed under Section 856-860 of the Code.

“REIT Election” shall mean an election by the Borrower or any of its Subsidiaries to be treated as a REIT.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed by an Authorized Signatory of the Borrower requesting an Advance, Continuation or Conversion hereunder, which shall be in substantially the form of Exhibit A attached hereto, and shall, among other things, (i) specify the date of the requested Advance, Continuation or Conversion (which shall be a Business Day), the amount of the Advance, the type of Advance (LIBOR or Base Rate), and, with respect to LIBOR Advances, the Interest Period with respect thereto, (ii) state that there shall not exist, on the date of the requested Advance, Continuation or Conversion and after giving effect thereto, a Default, (iii) specify the Applicable Margin then in effect, (iv) designate the amount of the Revolving Loan Commitments being drawn (if any), and (v) designate the amount of the Revolving Loans being Continued or Converted.

“Restricted Payment” shall mean any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any of its Subsidiaries) on account of any Ownership Interests of the Borrower or any of its Subsidiaries (other than dividends payable solely in Ownership Interests of such Person or in warrants or other rights or options to acquire such Ownership Interests).

“Revolving Loan Commitments” shall mean, as to each Lender its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.1 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth (i) opposite such Lender’s name on Schedule 1, (ii) in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or (iii) opposite such New Lender’s name on the signature page executed by such New Lender, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate Revolving Loan Commitments on the Agreement Date is $860,000,000.

“Revolving Loan Notes” shall mean, collectively, those certain revolving promissory notes in an aggregate original principal amount of up to the Revolving Loan Commitments, issued by the Borrower to the Lenders having a Revolving Loan Commitment, each one substantially in the form of Exhibit C attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.

“Revolving Loans” shall mean, collectively, the amounts advanced by the Lenders having Revolving Loan Commitments to the Borrower under the Revolving Loan Commitments.

“Sale and Leaseback Transaction” shall mean any arrangement, directly or indirectly, with any third party whereby the Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby the Borrower or any of its Subsidiaries shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any of its Subsidiaries intend to use for substantially the same purpose or purposes as the property sold or transferred, except for such arrangements for fair market value.

“Senior Secured Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the aggregate amount of secured Indebtedness plus Attributable Debt of such Persons as of such date (including, without limitation, Indebtedness under the SpectraSite CMBS Facility and Indebtedness under any additional CMBS Facilities entered into in accordance with Section 7.1(h) hereof).

“SPC” shall have the meaning ascribed thereto in Section 11.4(f) hereof.

“SpectraSite CMBS Facility” shall mean that certain mortgage loan more fully described in the Offering Memorandum dated April 27, 2007 regarding the $1,750,000,000 American Tower Trust I Commercial Mortgage Pass-Through Certificates, Series 2007-1.

“Standard and Poor’s” shall mean Standard and Poor’s Ratings Services, a division of Standard & Poor’s Ratings Services, LLC, and its successors.

“Standby Letter of Credit” shall mean a letter of credit issued by an Issuing Bank in accordance with the terms hereof to support obligations of the Borrower or any of its Subsidiaries incurred in the ordinary course of business, and which is not a Commercial Letter of Credit.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation, partnership or other entity of which no less than a majority of the Ownership Interests having ordinary voting power to elect a majority of its board of directors or other persons performing similar functions or such corporation, partnership or other entity, whether or not at the time any Ownership Interests of any other class or classes of such corporation, partnership or other entity shall or might have voting power by reason of the happening of any contingency, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided, however, that if such Person and/or such Person’s Subsidiaries directly or indirectly own less than a majority of such Subsidiary’s Ownership Interests, then such Subsidiary’s operating or governing documents must require (i) such Subsidiary’s net cash after the establishment of reserves be distributed to its equity holders no less frequently than quarterly and (ii) the consent of such Person and/or such Person’s Subsidiaries to amend or otherwise modify the provisions of such operating or governing documents requiring such distributions, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries for the purposes of this Agreement or any other Loan Document.

“Syndication Agent” shall mean Barclays Capital.

“Taxes” shall have the meaning assigned thereto in Section 10.3(b).

“Total Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the sum (without duplication) of (i) the outstanding principal amount of the Loans as of such date, (ii) the aggregate amount of Indebtedness plus Attributable Debt of such Persons as of such date, (iii) the aggregate amount of all Guaranties by such Persons of Indebtedness as of such date, and (iv) to the extent payable by the Borrower, an amount equal to the aggregate exposure of the Borrower under any Hedge Agreements permitted pursuant to Section 7.1 hereof, as calculated on a marked to market basis as of the last day of the fiscal quarter being tested or the last day of the most recently completed fiscal quarter, as applicable.

“TV Azteca” shall mean TV Azteca, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States.

“U.S. Person” shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

“U.S. Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Unreimbursed Amount” has the meaning specified in Section 2.13(c)(i).

“Unrestricted Subsidiary” shall mean any Subsidiary of the Borrower that is hereafter designated by the Borrower as an Unrestricted Subsidiary by notice to the Administrative Agent and the Lenders; provided that (a) no Material Subsidiary shall be designated as an Unrestricted Subsidiary without the prior written consent of the Majority Lenders, (b) the aggregate Adjusted EBITDA of the Unrestricted Subsidiaries (without duplication) shall not exceed 20% of consolidated Adjusted EBITDA of the Borrower and its subsidiaries, and (c) no Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary after the occurrence and during the continuance of a Default or an Event of Default; provided further that the designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary may be revoked by the Borrower at any time by notice to the Administrative Agent and the Lenders so long as no Default would be caused thereby, from and after which time such Subsidiary will no longer be an Unrestricted Subsidiary.

“Unutilized Commitments” shall mean the Revolving Loan Commitments minus the Revolving Loans outstanding.

Section 1.2 Interpretation. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement, supplement, confirmation or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated, supplemented, confirmed or modified, unless stated to be as in effect on a particular date. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3 Cross References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

Section 1.4 Accounting Provisions.

(a) Generally. Unless otherwise expressly provided herein, all references in this Agreement to GAAP shall be to such principles as in effect from time to time. All accounting terms used in this Agreement and not defined expressly, completely or specifically herein shall have the respective meanings given to them, and shall be construed, in accordance with GAAP. All financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with GAAP applied in a manner consistent with that used to prepare the most recent audited consolidated financial statements of the Borrower and its Subsidiaries, except as expressly provided herein (including, without limitation, in clause (b) below). All financial or accounting calculations or determinations required pursuant to this Agreement shall be made, and all references to the financial statements of the Borrower, Adjusted EBITDA, Senior Secured Debt, Total Debt, Interest Expense, Consolidated Total Assets and other such financial terms shall be deemed to refer to such items, unless otherwise expressly provided herein, on a consolidated basis for the Borrower and its Subsidiaries.

(b) Changes in GAAP. If at any time any change in GAAP would significantly affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof; provided that, until so amended, (i) if the change in accounting pertains to accounting for leases (lessor and/or lessee accounting), no Default shall occur or be deemed to have occurred as a result of such change in GAAP, and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required or as reasonably requested under this Agreement to, as applicable, provide an unaudited reconciliation of such ratio or requirement at the close of the quarterly period prior to such change (and only such quarterly period), calculated using GAAP as in effect before such change and GAAP in effect after such change, or (ii) for any other change in accounting, no Default shall occur or be deemed to have occurred as a result of such change in GAAP, and the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required or as reasonably requested under this Agreement to, as applicable, provide an unaudited estimated reconciliation of such ratio or requirement at the close of each quarterly period, calculated using GAAP as in effect before such change and GAAP in effect after such change. For the avoidance of doubt, nothing in this Agreement shall require the Borrower to maintain its financial and accounting calculations using both superseded GAAP and newly adopted GAAP and the estimated reconciliations described in this Section 1.4 shall be the Borrower’s best efforts to quantify the impact of the accounting change.

Section 1.5 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE 2 - LOANS

Section 2.1 The Loans. The Lenders agree severally, and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower from time to time prior to the Maturity Date amounts which do not exceed, (i) in the aggregate at any one time outstanding, the Revolving Loan Commitments of all Lenders and, (ii) individually, such Lender’s Revolving Loan Commitment minus the L/C Obligations held by such Lender, in each case, as in effect from time to time; provided, however, that the Borrower may not request (and the Lenders shall have no obligation to make) an Advance under this Section 2.1 in excess of the Available Revolving Loan Commitment on such date.

Section 2.2 Manner of Advance and Disbursement.

(a) Choice of Interest Rate, Etc. Any Advance hereunder shall, at the option of the Borrower, be made as a Base Rate Advance or a LIBOR Advance; provided, however, that at such time as there shall have occurred and be continuing a Default hereunder, the Borrower shall not have the right to receive or Continue a LIBOR Advance or to Convert a Base Rate Advance to a LIBOR Advance. Any notice given to the Administrative Agent in connection with a requested Advance hereunder shall be given to the Administrative Agent prior to 11:00 a.m. (New York, New York time) in order for such Business Day to count toward the minimum number of Business Days required.

(b) Base Rate Advances.

(i) Advances. The Borrower shall give the Administrative Agent in the case of Base Rate Advances at least one (1) Business Day’s irrevocable prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

(ii) Conversions. The Borrower may, without regard to the applicable Payment Date and upon at least three (3) Business Days’ irrevocable prior telephonic notice followed by a Request for Advance, Convert all or a portion of the principal of a Base Rate Advance to a LIBOR Advance. On the date indicated by the

Borrower, such Base Rate Advance shall be so Converted. The failure to give timely notice hereunder with respect to the Payment Date of any Base Rate Advance shall be considered a request for a Base Rate Advance.

(c) LIBOR Advances. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available LIBOR Bases and shall notify the Borrower of such LIBOR Bases to apply for the applicable LIBOR Advance.

(i) Advances. The Borrower shall give the Administrative Agent in the case of LIBOR Advances at least three (3) Business Days’ irrevocable prior telephonic notice followed immediately by a Request for Advance; provided, however, that the Borrower’s failure to confirm any telephonic notice with a Request for Advance shall not invalidate any notice so given if acted upon by the Administrative Agent. Upon receipt of such notice from the Borrower, the Administrative Agent shall promptly notify each Lender by telephone or telecopy of the contents thereof.

(ii) Conversions and Continuations. At least three (3) Business Days prior to the Payment Date for each LIBOR Advance, the Borrower shall give the Administrative Agent telephonic notice followed by written notice specifying whether all or a portion of such LIBOR Advance (A) is to be Continued in whole or in part as one or more LIBOR Advances, (B) is to be Converted in whole or in part to a Base Rate Advance, or (C) is to be repaid. The failure to give such notice shall preclude the Borrower from Continuing such Advance as a LIBOR Advance on its Payment Date and shall be considered a request to Convert such Advance to a Base Rate Advance. Upon such Payment Date such LIBOR Advance will, subject to the provisions hereof, be so Continued, Converted or repaid, as applicable.

(d) Notification of Lenders. Upon receipt of irrevocable prior telephonic notice in accordance with Section 2.2(b) or (c) hereof or a Request for Advance, or a notice of Conversion or Continuation from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly but no later than the close of business on the day of such notice notify each Lender having the applicable Commitment by telephone, followed promptly by written notice or telecopy, of the contents thereof and the amount of such Lender’s portion of the Advance. Each Lender having the applicable Commitment shall, not later than 12:00 noon (New York, New York time) on the date of borrowing specified in such notice, make available to the Administrative Agent at the Administrative Agent’s Office, or at such account as the Administrative Agent shall designate, the amount of its portion of any Advance that represents an additional borrowing hereunder in immediately available funds.

(e) Disbursement.

(i) Prior to 2:00 p.m. (New York, New York time) on the date of an Advance hereunder, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from a Lender having an applicable Commitment prior to 12:00 noon (New York, New York time) on the date of any Advance that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made or will make such portion available to the Administrative Agent on the date of such Advance and the Administrative Agent may in its sole discretion and in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent an applicable Lender does not make such ratable portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the requesting Borrower until the date such amount is repaid to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

(iii) If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s portion of the applicable Advance for purposes of this Agreement. If such Lender does not repay such corresponding amount immediately upon the Administrative Agent’s demand therefor and the Administrative Agent has made such corresponding amount available to the Borrower, the Administrative Agent shall notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent, with interest at the Federal Funds Rate from the date the Administrative Agent made such amount available to the Borrower. The Borrower shall not be obligated to pay, and such amount shall not accrue, any interest or fees on such amount other than as provided in the immediately preceding sentence. The failure of any Lender to fund its portion of any Advance shall not relieve any other Lender of its obligation, if any, hereunder to fund its respective portion of the Advance on the date of such borrowing, but no Lender shall be responsible for any such failure of any other Lender.

Section 2.3 Interest.

(a) On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date.

(b) On LIBOR Advances. Interest on each LIBOR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three (3) month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable on the Maturity Date.

(c) Interest if No Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Administrative Agent timely notice of its selection of a LIBOR Basis, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded, the Base Rate Basis shall apply to such Advance.

(d) Interest Upon Event of Default. Immediately upon the occurrence of an Event of Default hereunder, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable on demand by the Majority Lenders and shall accrue until the earlier of (i) waiver or cure of the applicable Event of Default, (ii) agreement by the Majority Lenders (or, if applicable to the underlying Event of Default, the Lenders) to rescind the charging of interest at the Default Rate or (iii) payment in full of the Obligations.

(e) LIBOR Contracts. At no time may the number of outstanding LIBOR Advances hereunder exceed ten (10).

(f) Applicable Margin.

(i) With respect to any Loans, the Applicable Margin shall be a percentage per annum determined by reference to the Applicable Debt Rating (as such Applicable Debt Rating is determined pursuant to Section 2.3(f)(ii)) in effect on such date as set forth below:

	Applicable Debt Rating	LIBOR Advance Applicable Margin	Base Rate Advance Applicable Margin
A.	> BBB+ or Baa1	1.350%	0.350%
B.	BBB or Baa2	1.600%	0.600%
C.	BBB- or Baa3	1.850%	0.850%
D.	BB+ or Ba1	2.100%	1.100%
E.	< BB or Ba2	2.600%	1.600%

(ii) Changes in Applicable Margin; Determination of Debt Rating. Changes to the Applicable Margin shall be effective as of the second (2nd) Business Day after the day on which the Debt Rating changes. Any change to any Debt Rating established by Standard and Poor’s, Moody’s or Fitch shall be effective as of the date on which such change is first announced publicly by the applicable rating agency making such change and on and after that day the changed Debt Rating shall be the Debt Rating of such rating agency for purposes of this Agreement. If none of Standard and Poor’s, Moody’s or Fitch shall have in effect a Debt Rating, the Applicable Margin shall be set in accordance with part E of the table set forth in Section 2.3(f)(i). If Standard and Poor’s, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by Standard and Poor’s, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by Standard and Poor’s, Moody’s or Fitch, as the case may be.

Section 2.4 Commitment and Letter of Credit Fees.

(a) Commitment Fees.

(i) Subject to Section 2.16(a)(iii), the Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders having a Revolving Loan Commitment in accordance with such Lender’s applicable Commitment Ratio, a commitment fee on the unused portion of the Revolving Loan Commitment of such Lender (and any portion of the Revolving Loan Commitment of a Lender corresponding to an outstanding Letter of Credit (whether drawn or not) shall be deemed used) for each day from the Agreement Date through and including the Maturity Date at the applicable rate set forth below, based upon the Applicable Debt Rating (as such Applicable Debt Rating is determined pursuant to Section 2.4(a)(ii)) in effect on such date as set forth below:

	Applicable Debt Rating	Rate per Annum
A.	> BBB+ or Baa1	0.250%
B.	BBB or Baa2	0.300%
C.	BBB- or Baa3	0.350%
D.	BB+ or Ba1	0.450%
E.	< BB or Ba2	0.550%

Such commitment fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each fiscal quarter commencing June 30, 2011 (provided, that if such day is not a Business Day, such commitment fee shall be payable on the next Business Day), and shall be fully earned when due and non-refundable when paid. A final payment of any commitment fee then payable with respect to the Revolving Loan Commitments shall be due and payable on the Maturity Date.

(ii) Changes in Commitment Fee; Determination of Debt Rating. Changes to the commitment fee shall be effective as of the second (2nd) Business Day after the day on which the Debt Rating changes. Any change to any Debt Rating established by Standard and Poor’s, Moody’s or Fitch shall be effective as of the date on which such change is first announced publicly by the applicable rating agency making such change and on and after that day the changed Debt Rating for such rating agency shall be the Debt Rating of such rating agency for purposes of this Agreement. If none of Standard and Poor’s, Moody’s or Fitch shall have in effect a Debt Rating, the Commitment Fee shall be set in accordance with part E of the table set forth in Section 2.4(a)(i). If Standard and Poor’s, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by Standard and

Poor’s, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by Standard and Poor’s, Moody’s or Fitch, as the case may be.

(b) Letter of Credit Fees.

(i) The Borrower agrees to pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued by such Issuing Bank from the date of issuance through and including the expiration date of each such Letter of Credit at a rate agreed in writing between the Borrower and such Issuing Bank, which fee shall be computed on the daily amount available to be drawn under such Letter of Credit on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of each fiscal quarter commencing on June 30, 2011, on the Letter of Credit Expiration Date and thereafter on demand (provided, that if such day is not a Business Day, such Letter of Credit fee shall be payable on the next Business Day), and shall be fully earned when due and non-refundable when paid. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. In addition, the Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(ii) The Borrower agrees to pay to the Administrative Agent on behalf of the Lenders having a Revolving Loan Commitment in accordance with their respective Commitment Ratios for the Revolving Loans (and the Administrative Agent shall promptly pay to the Lenders having a Revolving Loan Commitment), a fee (the “Letter of Credit Fee”) on the stated amount (reduced by the amount of any draws) of any outstanding Letters of Credit for each day from the date of issuance thereof through the expiration date for each such Letter of Credit at a rate equal to the Applicable Margin for LIBOR Advances under the Revolving Loan Commitments; provided, however, that (x) any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender or the Borrower has not provided Cash Collateral reasonably satisfactory to the Issuing Bank pursuant to Section 2.15(a) shall be payable, to the maximum extent permitted by Applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Commitment Ratios allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the applicable Issuing Bank for its own account and (y) no Letter of Credit Fees shall accrue or be payable under an outstanding Letter of Credit to the extent that the Borrower has provided Cash Collateral sufficient to eliminate the applicable Fronting Exposure of a Defaulting Lender. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. Such Letter of Credit Fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable quarterly in arrears for each quarter on the last Business Day of each fiscal quarter commencing on June 30, 2011, on the Letter of

Credit Expiration Date and thereafter on demand, and shall be fully earned when due and non-refundable when paid. The Letter of Credit Fee set forth in this Section 2.4(b)(ii) shall be subject to increase and decrease on the dates and in the amounts set forth in Section 2.3(f)(i) hereof in the same manner as the adjustment of the Applicable Margin with respect to LIBOR Advances upon satisfaction of the requirements set forth in Section 2.3(f)(i) hereof. Notwithstanding anything to the contrary contained herein, upon the request of the Majority Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

Section 2.5 Voluntary Commitment Reductions. The Borrower shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least three (3) Business Days’ prior written notice to the Administrative Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Revolving Loan Commitments; provided, however, that any such partial reduction shall be made in an amount not less than $5,000,000.00 and in an integral multiple of $1,000,000.00. As of the date of cancellation or reduction set forth in such notice, the Revolving Loan Commitments, shall be permanently reduced to the amount stated in such notice for all purposes herein, and the Borrower shall pay to the Administrative Agent for the applicable Lenders the amount necessary to reduce the principal amount of the Revolving Loans then outstanding under the Revolving Loan Commitments to not more than the amount of Revolving Loan Commitments as so reduced, together with accrued interest on the amount so prepaid and any commitment fees accrued through the date of the reduction with respect to the amount reduced.

Section 2.6 Prepayments and Repayments.

(a) Prepayment. The principal amount of any Base Rate Advance may be prepaid in full or ratably in part at any time, without premium or penalty and without regard to the Payment Date for such Advance. The principal amount of any LIBOR Advance may be prepaid in full or ratably in part, upon three (3) Business Days’ prior written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent, without premium or penalty; provided, however, that, to the extent prepaid prior to the applicable Payment Date for such LIBOR Advance, the Borrower shall reimburse the applicable Lenders, on the earlier of demand by the applicable Lender or the Maturity Date, for any loss or out-of-pocket expense incurred by any such Lender in connection with such prepayment, as set forth in Section 2.9 hereof; and provided further, however, that the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent. Any prepayment hereunder shall be in amounts of not less than $2,000,000.00 and in an integral multiple of $1,000,000.00. Amounts prepaid pursuant to this Section 2.6(a), with respect to the Revolving Loans, shall be fully revolving and accordingly may be reborrowed, subject to the terms and conditions hereof. Amounts prepaid shall be paid together with accrued interest on the amount so prepaid.

(b) Repayments. The Borrower shall repay the Loans as follows:

(i) Revolving Loans and L/C Obligations in Excess of Revolving Loan Commitments. If, at any time, the amount of the sum of the Revolving Loans and L/C Obligations shall exceed the Revolving Loan Commitments, the Borrower shall, on such date and subject to Section 2.9 hereof, make a repayment of the principal amount of the Revolving Loans or Cash Collateralize the Letters of Credit in accordance with Section 2.15, or both, in an aggregate amount equal to such excess, together with any accrued interest and fees with respect thereto.

(ii) Maturity Date. In addition to the foregoing, a final payment of all Loans, together with accrued interest and fees with respect thereto, shall be due and payable on the Maturity Date.

Section 2.7 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein. If requested by a Lender, one (1) Revolving Loan Note duly executed and delivered by one or more Authorized Signatories of the Borrower, shall be issued by the Borrower and payable to such Lender in accordance with such Lender’s applicable Commitment Ratio for Revolving Loans.

(b) Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to its portion of the Loans and interest thereon. Each Lender which opens such a loan account shall debit such loan account for the principal amount of its portion of each Advance made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on its Loans. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of its portion of the Loans and accrued interest thereon absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the Borrower’s repayment obligations with respect to such Loans.

Section 2.8 Manner of Payment.

(a) Each payment (including, without limitation, any prepayment) by the Borrower on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement or the Notes shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 1:00 p.m. (New York, New York time) on any Business Day shall be deemed to constitute receipt by such Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly, but no later than the close of business on the date such payment is deemed received, thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the applicable Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any

Lender as required under this Section 2.8, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate.

(b) The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever, except as provided in Section 10.3 hereof.

(c) Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all on a pro rata basis to the Lenders: (i) to the payment on a pro rata basis of any fees or expenses then due and payable to the Administrative Agent and the Issuing Banks, or any of them or expenses then due and payable to the Lenders; (ii) to the payment of interest then due and payable on the Loans on a pro rata basis and of fees then due and payable to the Lenders on a pro rata basis; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.8(c) then due and payable to the Administrative Agent, the Issuing Banks and the Lenders, or any of them, hereunder or under the Notes or any other Loan Document; and (iv) to the payment of principal then due and payable on the Loans on a pro rata basis.

(d) Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

Section 2.9 Reimbursement.

(a) Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (i) the failure by the Borrower to borrow, Continue or Convert any LIBOR Advance after having given notice of its intention to borrow, Continue or Convert such Advance in accordance with Section 2.2 hereof (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof, but not as a result of a failure of such Lender to make a Loan in accordance with the terms of this Agreement), or (ii) the prepayment other than on the applicable Payment Date (or failure to prepay after giving notice thereof) of any LIBOR Advance in whole or in part for any reason, the Borrower agrees to pay to such Lender, upon such Lender’s demand, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.

(b) Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, reasonable out-of-pocket expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, but not losses resulting from lost Applicable Margin or other margin. Losses subject to reimbursement will be payable whether the Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Loans.

Section 2.10 Pro Rata Treatment.

(a) Advances. Each Advance under the Revolving Loan Commitments from the Lenders hereunder shall be made pro rata on the basis of the applicable Commitment Ratios of the Lenders having a Revolving Loan Commitment.

(b) Payments. Except as provided in Section 2.16 hereof and Article 10 hereof, each payment and prepayment of principal of, and interest on, the Loans shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the applicable Loans immediately prior to such payment or prepayment.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or the participations in L/C Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Commitment Ratios, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in Section 2.15, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations to any assignee or participant.

The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.10(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

(d) Commitment Reductions. Any reduction of the Revolving Loan Commitments required or permitted hereunder shall reduce the Revolving Loan Commitment of each Lender having a Revolving Loan Commitment on a pro rata basis based on the Commitment Ratio of such Lender for the Revolving Loan Commitment.

Section 2.11 Capital Adequacy. If after the date hereof, the adoption of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Agreement Date) or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, including any such change resulting from the enactment or issuance of any regulation or regulatory interpretation affecting existing Applicable Law, or compliance by such Lender (or the bank holding company of such Lender) with any directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder with respect to the Loans and the Commitments to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s (or the bank holding company of such Lender) capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender (on an after-tax basis and without duplication of amounts paid by the Borrower pursuant to Section 10.3) for such reduced return which is reasonably allocable to this Agreement, together with interest on such amount from the fourth (4th) Business Day after the date of demand or the Maturity Date, as applicable, until payment in full thereof at the Default Rate. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error. Notwithstanding any other provision of this Section 2.11, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 2.12 Lender Tax Forms.

(a) On or prior to the Agreement Date and on or prior to the first Business Day of each calendar year thereafter, to the extent it may lawfully do so at such time, each Lender which is a Non-U.S. Person shall provide each of the Administrative Agent and the Borrower (a) if such Lender is a “bank” under Section 881(c)(3)(A) of the Code, with a properly executed original of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender’s status as exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes or (ii) that all payments to be made to such Lender hereunder and under the Notes are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (b) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8BEN, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent (10%) shareholder (within the meaning of

Section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Lender, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes as permitted by the Code. If a payment made to a Lender under this Agreement would be subject to withholding Tax imposed under FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, such documentation prescribed by applicable law (included as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower as may be necessary for the Administrative Agent or the Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA, or to determine the amount to deduct and withhold from such payment. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower, in any case, to the extent it may lawfully do so at such time.

(b) On or prior to the Agreement Date, and to the extent permitted by applicable U.S. Federal law, on or prior to the first Business Day of each calendar year thereafter, each Lender which is a U.S. Person shall provide the Administrative Agent and the Borrower a duly completed and executed copy of the Internal Revenue Service Form W-9 or successor form to the effect that it is a U.S. Person.

Section 2.13 Letters of Credit.

(a) The Letter of Credit Commitments.

(i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.13 and within the limits of its L/C Commitment, (1) from time to time on any Business Day until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the aggregate Outstanding Amount of all Loans and L/C Obligations shall not exceed the aggregate Revolving Loan Commitments, (2) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Commitment Ratio of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (3) the Outstanding Amount of the L/C Obligations in respect of Letters of Credit issued by such Issuing Bank shall not exceed such Issuing Bank’s L/C Commitment, (4) the Outstanding Amount of the L/C

Obligations shall not exceed the Letter of Credit Sublimit and (5) Barclays Bank PLC as an Issuing Bank shall not be required to issue any Commercial Letter of Credit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Issuing Bank shall issue any Letter of Credit, if:

(1) subject to Section 2.13(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; provided that each Auto-Extension Letter of Credit shall not be deemed to have an expiry date longer than twelve (12) months after the date of its issuance; or

(2) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) No Issuing Bank shall be under any obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the date hereof, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it; provided, however, that any such circumstance shall not affect such Lender’s obligations pursuant to Section 2.13(c);

(2) the issuance of the Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;

(3) except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a Commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(4) the Letter of Credit is to be denominated in a currency other than US Dollars;

(5) any Lender is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(6) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) No Issuing Bank shall amend any Letter of Credit if such Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed to the reasonable satisfaction of the applicable Issuing Bank and signed by a responsible officer of the Borrower. Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may require. Additionally, the Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or the Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 3 shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Commitment Ratio times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.13(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 3.3 is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the applicable Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Commitment Ratio thereof. In such event, the Borrower shall be deemed to have requested an Advance of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples for the principal amount of Base Rate Loans, but subject to the amount of the Available Revolving Loan Commitments and the conditions set forth in Section 3.2 (other than the delivery of a Request for Advance). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.13(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice pursuant to Section 2.13(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Commitment Ratio of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.13(c)(iii), each Lender that so makes funds available shall be deemed to have made a

Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by an Advance of Base Rate Loans because the conditions set forth in Section 3.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Advance in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Advance shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.13(c)(ii) shall be deemed payment in respect of its participation in such L/C Advance and shall constitute an L/C Loan from such Lender in satisfaction of its participation obligation under this Section 2.13.

(iv) Until each Lender funds its Revolving Loan or L/C Loan pursuant to this Section 2.13(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit issued by it, interest in respect of such Lender’s Commitment Ratio of such amount shall be solely for the account of such Issuing Bank.

(v) Each Lender’s obligation to make Revolving Loans or L/C Loans to reimburse an Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.13(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.13(c) is subject to the conditions set forth in Section 3.2 (other than delivery by the Borrower of a Request for Advance). No such making of an L/C Loan shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit issued by it, together with interest as provided herein.

(vi) If any Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(c) by the time specified in Section 2.13(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Advance or L/C Loan in respect of the relevant L/C Advance, as the case may be. A certificate of the applicable Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after an Issuing Bank has made a payment under any Letter of Credit issued by it and has received from any Lender such Lender’s L/C Loan in respect of such payment in accordance with Section 2.13(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable pro rata share thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.13(c)(i) is required to be returned because it its invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party in connection with any proceeding under any debtor relief law or otherwise, each Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Commitment Ratio thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse each Issuing Bank for each drawing under each Letter of Credit issued by it and to repay each L/C Loan shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or other debtor relief law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against such Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank that issued such Letter of Credit shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of an Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.13(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank, and an Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Commercial Letter of Credit.

(h) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Borrower Indemnity. The Borrower will indemnify and hold harmless the Administrative Agent, each Issuing Bank and each Lender and each of the foregoing Person’s respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses (other than loss of profits), damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, but excluding Taxes, which shall be governed exclusively by Section 10.3) which may be imposed on, incurred by or asserted against the Administrative Agent, any Issuing Bank or any such Lender in any way relating to or arising out of the issuance of a Letter of Credit, except that the Borrower shall not be liable to the Administrative Agent, any such Issuing Bank or any such Lender for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Person seeking indemnification as determined by a non-appealable judicial order. This Section 2.13(l) shall survive termination of this Agreement.

(k) Letter of Credit Reports. Within two (2) Business Days after the issuance of a Letter of Credit, the applicable Issuing Bank shall send a written notice to the Administrative Agent setting forth the face amount, the expiration date and the name of the beneficiary with respect to such Letter of Credit. Upon any cancellation or termination of a Letter of Credit prior to its stated expiration date, the applicable Issuing Bank shall notify the Administrative Agent of such termination or cancellation in writing. On the fifth Business Day of each month, each Issuing Bank shall deliver a report to the Administrative Agent identifying (i) each Letter of Credit issued by it during the prior month, and (ii) with respect to each Letter of Credit issued by it that remains outstanding, (A) the face amount thereof as of the end of the prior month and the maximum potential face amount thereof (b) the amount thereof that was drawn in the prior month and (C) the amount thereof that remains undrawn as of the last Business Day of the prior month.

Section 2.14 Incremental Commitments.

The Borrower may, upon five (5) Business Days notice to the Administrative Agent, increase the Revolving Loan Commitment amount by adding one or more lenders or increasing the Commitment of a Lender, determined by the Borrower in its sole discretion, subject to the consent of the Administrative Agent and Issuing Banks (such consent not to be unreasonably withheld), which lender or lenders are willing to commit to such increase (each new lender, a “New Lender,” and such commitment, the “Incremental Commitment”); provided, however, that (i) the Borrower may not elect any Incremental Commitment (x) if any Loans are then outstanding or (y) after the occurrence and during the continuance of an Event of Default, including, without limitation, any Event of Default that would result after giving effect to any Incremental Commitment, and (ii) the aggregate amount of all Commitments, taking into account the Incremental Commitment, shall not exceed $1,000,000,000.00. An Incremental Commitment shall become effective upon the execution by such applicable New Lender of a counterpart to this Agreement and delivering such counterpart to the Borrower. Over the term of the Agreement the Borrower shall increase Commitments no more than four (4) times.

Section 2.15 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or any Issuing Bank (i) if such Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Advance, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the applicable Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent reasonably determines that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.6, 2.13, 2.16 or 8.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.4(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrower shall not be released after acceleration of the Loans as provided in Section 8.2(a) or (b) until all amounts due in accordance with Section 8.2(a) or (b), as applicable, are paid, and (y) the Borrower or the applicable Defaulting Lender providing Cash Collateral, as applicable, on the one hand, and the applicable Issuing Bank, on the other hand, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16 Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.11.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Banks hereunder; third, to repay any Cash Collateral contributed by the Borrower; fourth, as the Borrower may request (so long as no Default has occurred and is continuing), to fund any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, or to reimburse the Borrower for any amounts paid by it in satisfaction of that Defaulting Lender’s liabilities under this Agreement in connection with a written agreement between the Borrower and an assignee of that Defaulting Lender’s interests, rights and obligations in accordance with Section 10.5; fifth, if so determined by the Administrative Agent or requested any Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; sixth, as the Borrower may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; seventh, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; eighth, to the payment of any amounts owing to the Lenders or this Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; ninth, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and tenth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or L/C Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances or L/C Advances were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Loans owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Loans owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.4(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.4(b)(ii).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Sections 2.13, the “Commitment Ratio” of each non-Defaulting Lender shall be reallocated by computing such “Commitment Ratio” without giving effect to the Revolving Loan Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of

(1) the Revolving Loan Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Commitment Ratios (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE 3 - CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Effectiveness of this Agreement. The effectiveness of this Agreement is subject to the prior or contemporaneous fulfillment (in the reasonable opinion of the Administrative Agent) or, if applicable, receipt by the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) of each of the following:

(a) this Agreement duly executed by all relevant parties;

(b) a loan certificate of the Borrower dated as of the Agreement Date, in substantially the form attached hereto as Exhibit D, including a certificate of incumbency with respect to each Authorized Signatory of the Borrower, together with the following items: (i) a true, complete and correct copy of the articles of incorporation and by-laws of the Borrower as in effect on the Agreement Date, (ii) a certificate of good standing for the Borrower issued by the Secretary of State of Delaware, and (iii) a true, complete and correct copy of the resolutions of the Borrower authorizing it to execute, deliver and perform each of the Loan Documents to which it is a party;

(c) legal opinions of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower and (ii) Edmund DiSanto, Esq., General Counsel of the Borrower, addressed to each Lender and the Administrative Agent and dated as of the Agreement Date;

(d) receipt by the Borrower of all Necessary Authorizations, other than Necessary Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect, including all necessary consents to the closing of this Agreement, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, threatened reversal or cancellation;

(e) each of the representations and warranties in Article 4 hereof are true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, as of the Agreement Date, and no Default then exists;

(f) the documentation that the Administrative Agent and the Lenders are required to obtain from the Borrower under Section 326 of the USA PATRIOT ACT (P.L. 107-56, 115 Stat. 272 (2001)) and under any other provision of the Patriot Act, the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)) or any regulations under such Act or the Patriot Act that contain document collection requirements that apply to the Administrative Agent;

(g) all fees and expenses required to be paid in connection with this Agreement to the Administrative Agent, the Syndication Agent, the Issuing Banks and the Lenders shall have been (or shall be simultaneously) paid in full;

(h) audited consolidated financial statements for the three years ended December 31, 2010, in each case of the Borrower and its Subsidiaries; and

(i) a certificate of the president, chief financial officer or treasurer of the Borrower as to the financial performance of the Borrower and its Subsidiaries, substantially in the form of Exhibit E attached hereto, and, to the extent applicable, using information contained in the financial statements delivered pursuant to clause (h) of this Section 3.1 in respect of the 2010 financial year.

Section 3.2 Conditions Precedent to Each Advance. The obligation of the Lenders to make each Advance on or after the Agreement Date is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a) (i) all of the representations and warranties of the Borrower under this Agreement and the other Loan Documents, which, pursuant to Section 4.2 hereof, are made at and as of the time of such Advance, shall be true and correct at such time in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, both before and after giving effect to the application of the proceeds of such Advance, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of this Agreement except to the extent stated to have been made as of the Agreement Date, and (ii) no Default hereunder shall then exist or be caused thereby;

(b) the Administrative Agent shall have received a duly executed Request for Advance for the Loans; and

(c) the incumbency of the Authorized Signatories shall be as stated in the applicable certificate of incumbency contained in the certificate of the Borrower delivered to the Administrative Agent prior to or on the Agreement Date or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders having a Revolving Loan Commitment.

Section 3.3 Conditions Precedent to Issuance of Letters of Credit. The obligation of the Issuing Banks to issue any Letter of Credit hereunder is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such issuance:

(a) all of the representations and warranties of the Borrower under this Agreement, which, in accordance with Section 4.2 hereof, are made at and as of the time of an Advance, shall be true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, both before and after giving effect to the issuance of such Letter of Credit and after giving effect to any updates to information provided to the Lenders in accordance with the terms of this Agreement except to the extent stated to have been made as of the Agreement Date;

(b) the Administrative Agent and the applicable Issuing Bank shall have received a duly executed Letter of Credit Application;

(c) the incumbency of the Authorized Signatories shall be as stated in the applicable certificate of incumbency contained in the certificate of the Borrower delivered to the Administrative Agent prior to or on the Agreement Date or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders having a Revolving Loan Commitment; and

(d) there shall not exist, on the date of the issuance of such Letter of Credit and after giving effect thereto, a Default or an Event of Default hereunder.

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. The Borrower hereby represents and warrants in favor of the Administrative Agent and each Lender that:

(a) Organization; Ownership; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Subsidiaries of the Borrower and the direct and indirect ownership thereof as of the Agreement Date are as set forth on Schedule 3 attached hereto. As of the Agreement Date and except as would not reasonably be expected to have a Materially Adverse Effect, each Subsidiary of the Borrower is a corporation, limited liability company, limited partnership or other legal entity duly organized or formed, validly existing and in good standing under the laws of the state of its formation and has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted.

(b) Authorization; Enforceability. The Borrower has the corporate power, and has taken all necessary action, to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Loan Documents to which the Borrower is party is, a legal, valid and binding obligation of the Borrower and enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(c) Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement, the Notes, and each of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Borrower, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws, as amended, of the Borrower, or under any indenture, agreement, or other instrument, including without limitation the Licenses, to which the Borrower is a party or by which the Borrower or its respective properties is bound that is material to the Borrower and its Subsidiaries on a consolidated basis or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of the Material Subsidiaries, except for Liens permitted pursuant to Section 7.2 hereof.

(d) Compliance with Law. The Borrower and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance therewith would not individually or in the aggregate have a Materially Adverse Effect.

(e) Title to Assets. As of the Agreement Date, the Borrower and its Subsidiaries have good title to, or a valid leasehold interest in, all of their respective assets, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect. None of the properties or assets of the Borrower or any Material Subsidiary is subject to any Liens, except for Liens permitted pursuant to Section 7.2 hereof.

(f) Litigation. There is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any of their respective properties, including without limitation the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body (including, without limitation, the FCC) that (i) calls into question the validity of this Agreement or any other Loan Document or (ii) as of the Agreement Date, would reasonably be expected to have a Materially Adverse Effect, other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Agreement Date.

(g) Taxes. All Federal income, other material Federal and material state and other tax returns of the Borrower and its Material Subsidiaries required by law to be filed have been duly filed and all Federal income, other material Federal and material state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or any of its Subsidiaries or imposed upon the Borrower or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (x) the payment of which the Borrower or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves in accordance with GAAP have been provided on the books of such Person, and (z) as to which no Lien other than a Lien permitted pursuant to Section 7.2 hereof has attached, or (ii) which may result from audits not yet conducted, or (iii) as to which the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

(h) Financial Statements. As of the Agreement Date, the Borrower has furnished or caused to be furnished to the Administrative Agent and the Lenders as of the Agreement Date, the audited financial statements for the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2010, all of which have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower and its Subsidiaries on a consolidated basis, on and as at such dates and the results of operations for the periods then ended. As of the date of this Agreement, none of the Borrower or its Subsidiaries has any liabilities, contingent or otherwise, on the Agreement Date, that are material to the Borrower and its Subsidiaries on a consolidated basis other than as disclosed in the financial statements referred to in the preceding sentence or in the reports filed by the Borrower with the Securities and Exchange Commission prior to the Agreement Date or the Obligations.

(i) No Material Adverse Change. Other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Agreement Date, there has occurred no event since December 31, 2010 which has had or which would reasonably be expected to have a Materially Adverse Effect.

(j) ERISA. The Borrower and its Subsidiaries and, to the best of their knowledge, their ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code except where any failure or non-compliance would not reasonably be expected to result in a Materially Adverse Effect.

(k) Compliance with Regulations U and X. The Borrower does not own or presently intend to own an amount of “margin stock” as defined in Regulations U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (“margin stock”) representing twenty-five percent (25%) or more of the total assets of the Borrower, as measured on both a consolidated and unconsolidated basis. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of any of the above-mentioned regulations.

(l) Investment Company Act. The Borrower is not required to register under the provisions of the Investment Company Act of 1940, as amended.

(m) Solvency. As of the Agreement Date and after giving effect to the transactions contemplated by the Loan Documents (i) the assets and property of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the total amount of liabilities, including contingent liabilities of the Borrower and its Subsidiaries on a consolidated basis; (ii) the capital of the Borrower and its Subsidiaries on a consolidated basis will not be unreasonably small to conduct its business as such business is now conducted and expected to be conducted following the Agreement Date; (iii) the Borrower and its Subsidiaries on a consolidated basis will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets and property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section, the amount of contingent liabilities at any time will be computed as the amount that, in light of all the facts and circumstances existing as such time, can reasonably be expected to become an actual or matured liability.

Section 4.2 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and any other Loan Document shall be deemed to be made, and shall be true and correct in all material respects, except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, at and as of the Agreement Date and on the date the making of each Advance or the issuance of a Letter of Credit, except to the extent stated to have been made as of the Agreement Date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Advance under this Agreement.

ARTICLE 5 - GENERAL COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Lenders have an obligation to fund Advances hereunder or any Issuing Bank has an obligation to issue Letters of Credit hereunder (in each case, whether or not the conditions to borrowing or issuing a Letter of Credit, as applicable, have been or can be fulfilled):

Section 5.1 Preservation of Existence and Similar Matters. Except as permitted under Section 7.3 hereof or to the extent required for the Borrower or any of its Subsidiaries to effect any REIT Conversion or maintain its status as a REIT, the Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its existence, and its material rights, franchises, licenses and privileges in the state of its incorporation or formation, including, without limitation, the Licenses and all other Necessary Authorizations, except where the failure to do so would not reasonably be expected to have a Materially Adverse Effect. After the consummation of the REIT Conversion and until such time as the board of directors of the Borrower deems it in the best interests of the Borrower and its stockholders not to remain qualified as a REIT, Borrower will be organized in conformity with the requirements for qualification as a REIT under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

Section 5.2 Compliance with Applicable Law. The Borrower will, and will cause each of its Subsidiaries to comply in all respects with the requirements of all Applicable Law,

except when the failure to comply therewith would not reasonably be expected to have a Materially Adverse Effect.

Section 5.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties then used or useful in their respective businesses (whether owned or held under lease) that, individually or in the aggregate, are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis, except where the failure to maintain would not reasonably be expected to have a Materially Adverse Effect.

Section 5.4 Accounting Methods and Financial Records. The Borrower will, and will cause each of its Subsidiaries on a consolidated and consolidating basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP, and keep accurate and complete records of their respective properties and assets.

Section 5.5 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain insurance (including self-insurance) with respect to its properties and business that are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis from responsible companies in such amounts and against such risks as are customary for similarly situated companies engaged in the communications tower industry operating in the same or similar locations, with all premiums thereon to be paid by the Borrower and the Material Subsidiaries.

Section 5.6 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Federal income, other material Federal and material state and other taxes required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, which, if unpaid, might become a Lien or charge upon any of their properties (other than Liens permitted pursuant to Section 7.2 hereof); provided, however, that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the appropriate books or where the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

Section 5.7 Visits and Inspections. The Borrower will, and will cause each Material Subsidiary to, permit representatives of the Administrative Agent and any of the Lenders, upon reasonable notice, to (a) visit and inspect the properties of the Borrower or any Material Subsidiary during business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers and accountants their respective businesses, assets, liabilities, financial positions, results of operations and business prospects, all at such reasonable times and as often as reasonably requested.

Section 5.8 Use of Proceeds. The Borrower will use the aggregate proceeds of all Advances under the Loans directly or indirectly for working capital needs, to finance acquisitions and other general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to refinance or repurchase Indebtedness and to purchase issued and outstanding Ownership Interests of the Borrower).

Section 5.9 Maintenance of REIT Status. After the consummation of the REIT Conversion, the Borrower will, at all times, conduct its affairs in a manner so as to continue to qualify as a REIT and elect to be treated as a REIT under all applicable laws, rules and regulations until such time as the board of directors of the Borrower deems it in the best interests of the Borrower and its stockholders not to remain qualified as a REIT.

Section 5.10 Senior Credit Facility. If the provisions of Articles 7 (Negative Covenants) and/or 8 (Default) (and the definitions of defined terms used therein) of the Loan Agreement, dated as of June 8, 2007, as amended on or prior to and in effect on the Agreement Date (the “Existing Credit Facility”), among the Borrower and certain agents and lenders from time to time party thereto are proposed to be amended or otherwise modified in a manner that is more restrictive from the Borrower’s perspective (a “Restrictive Change”), the Borrower covenants and agrees that it shall (a) provide the Lenders with written notice describing such proposed Restrictive Change promptly and in any event prior to the effectiveness of such Restrictive Change, and (b) upon fifteen (15) Business Days prior written notice from the Majority Lenders requesting that such Restrictive Change be effected with respect to this Agreement, take such steps as are necessary to effect a Restrictive Change with respect to this Agreement that is acceptable to the Majority Lenders and the Borrower; provided, that, in the event the Borrower fails to effect such equivalent Restrictive Change within such fifteen (15) Business Day period, then, such Restrictive Change to the Existing Agreement shall automatically be applied to this Agreement; provided, further that (i) no default or event of default would occur solely by reason of such amendment to this Agreement or any other debt agreement of the Borrower, and (ii) such Restrictive Change shall not be made if doing so would cause the Borrower to fail to maintain, or prevent it from being able to elect, REIT status. Notwithstanding the foregoing, any such Restrictive Change made to this Agreement hereunder shall remain in effect until such time as the Existing Credit Facility has matured or otherwise been terminated, at which point, unless the Borrower’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, Lenders and the Borrower will take such steps as are necessary to amend this Agreement to remove entirely any such amendments made under this Section 5.10 to this Agreement; provided, however, that in the event that (A) the Existing Credit Facility has matured or otherwise been terminated, and (B) the Borrower’s Debt Ratings (or their related outlooks) have declined since the date this Agreement was executed, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to modify such Restrictive Change with respect to its application for the remainder of this Agreement.

ARTICLE 6 - INFORMATION COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Lenders have an obligation to fund Advances hereunder or any Issuing Bank has an obligation to issue Letters of Credit hereunder (in each case, whether or not the conditions to borrowing or to issuing a Letter of Credit, as applicable, have been or can be fulfilled), the Borrower will furnish or cause to be furnished to each Lender and the Administrative Agent, at their respective offices:

Section 6.1 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three (3) quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries at the end of such quarter and as of the end of the preceding fiscal year, and the related consolidated statement of operations and the related consolidated statement of cash flows of the Borrower and its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and appropriate prior period and shall be certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments; provided, that notwithstanding anything to the contrary in this Section 6.1, no financial statements delivered pursuant to this Section 6.1 shall be required to include footnotes.

Section 6.2 Annual Financial Statements and Information. As soon as available, but in any event not later than the earlier of (a) the date such deliverables are required (if at all) by the Securities and Exchange Commission and (b) one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statement of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of Deloitte & Touche, LLP, or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a statement of such accountants (unless the giving of such statement is contrary to accounting practice for the continuing independence of such accountant) that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Sections 7.5, 7.6 and 7.7 hereof insofar as they relate to accounting matters.

Section 6.3 Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, a certificate of the president, chief financial officer or treasurer of the Borrower as to the financial performance of the Borrower and its Subsidiaries on a consolidated basis, in substantially the form attached hereto as Exhibit E:

(a) setting forth as and at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with Sections 7.5, 7.6 and 7.7 hereof; and

(b) stating that, to the best of his or her knowledge, no Default has occurred and is continuing as at the end of such quarterly period or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default.

Section 6.4 Copies of Other Reports.

(a) Promptly upon receipt thereof, copies of the management letter prepared in connection with the annual audit referred to in Section 6.2 hereof.

(b) Promptly upon receipt thereof, copies of any adverse notice or report regarding any License that would reasonably be expected to have a Materially Adverse Effect.

(c) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

(d) Promptly after the sending thereof, copies of all statements, reports and other information which the Borrower sends to public security holders of the Borrower generally or publicly files with the Securities and Exchange Commission, but solely in the event that any such statement, report or information has not been made publicly available by the Securities and Exchange Commission on the EDGAR or similar system or by the Borrower on its internet website.

Section 6.5 Notice of Litigation and Other Matters. Unless previously disclosed in the public filings of the Borrower with the Securities and Exchange Commission, notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after the occurrence of any of the following events becomes known to the Borrower:

(a) the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of its Subsidiaries or, to the extent known to the Borrower, threatened against the Borrower or any of its Subsidiaries, which would reasonably be expected to have a Materially Adverse Effect;

(b) any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower and its Subsidiaries, taken as a whole, other than changes which have not had and would not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which the Borrower or any of its Subsidiaries operates or the economy or business conditions in general;

(c) any Default, giving a description thereof and specifying the action proposed to be taken with respect thereto; and

(d) the commencement or threatened commencement of any litigation regarding any Plan or naming it or the trustee of any such Plan with respect to such Plan or any action taken by the Borrower or any of its Subsidiaries or any ERISA Affiliate of the Borrower

to withdraw or partially withdraw from any Plan or to terminate any Plan, that in each case would reasonably be expected to have a Materially Adverse Effect.

Section 6.6 Certain Electronic Delivery; Public Information. Documents required to be delivered pursuant to this Section 6 (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 4; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Administrative Agent shall receive notice (by telecopier or electronic mail) of the posting of any such documents and shall be provided access (by electronic mail) to electronic versions (i.e., soft copies) of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 11.18); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.7 Know Your Customer Information. Upon a merger or consolidation pursuant to Section 7.3(b), the Borrower or the surviving corporation into which the Borrower is merged or consolidated shall deliver for the benefit of the Lenders, the Issuing Banks and the Administrative Agent, such other documents as may reasonably be requested in connection with such merger or consolidation, including, without limitation, information in respect of “know your customer” and similar requirements, an incumbency certificate and an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Majority Lenders, to the effect that all agreements or instruments effecting the assumption of the Obligations of the Borrower under the Notes, this Agreement and the other Loan Documents pursuant to the terms of Section 7.3(b) are enforceable in accordance with their terms and comply with the terms hereof.

ARTICLE 7 - NEGATIVE COVENANTS

So long as any of the Obligations are outstanding and unpaid or the Lenders have an obligation to fund Advances hereunder or any Issuing Bank has an obligation to issue Letters of Credit hereunder (in each case, whether or not the conditions to borrowing or to issuing a Letter of Credit, as applicable, have been or can be fulfilled):

Section 7.1 Indebtedness; Guaranties of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness (including, without limitation, any Guaranty) except:

(a) Indebtedness existing on the date hereof and disclosed in the public filings of the Borrower with the Securities and Exchange Commission and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (i) increase the outstanding principal amount and any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement, (ii) result in an earlier maturity date or decrease the weighted average life thereof or (iii) change the direct or any contingent obligor with respect thereto;

(b) Indebtedness owed to the Borrower or any of its Subsidiaries;

(c) Indebtedness existing at the time a Subsidiary of the Borrower (not having previously been a Subsidiary) (i) becomes a Subsidiary of the Borrower or (ii) is merged or consolidated with or into a Subsidiary of the Borrower and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (x) increase the outstanding principal amount, including any existing commitments not utilized thereunder, or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement or (y) result in an earlier maturity date or decrease the weighted average life thereof; provided that such Indebtedness is not created in contemplation of such merger or consolidation;

(d) Indebtedness secured by Permitted Liens;

(e) Capitalized Lease Obligations;

(f) (i) obligations under Hedge Agreements with respect to the Loans and (ii) obligations under any Hedge Agreements with respect to Indebtedness (other than the

Loans); provided that such Hedge Agreements referred to in clause (ii) hereof shall not be speculative in nature;

(g) Indebtedness of Subsidiaries of the Borrower, so long as (i) no Default exists or would be caused thereby and (ii) the principal outstanding amount of such Indebtedness at the time of its incurrence does not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower, $600,000,000 in the aggregate;

(h) Indebtedness under (i) the SpectraSite CMBS Facility and (ii) any additional CMBS Facilities entered into by the Borrower or any of its Subsidiaries (including any increase of the SpectraSite CMBS Facility) so long as, in each case after giving pro forma effect to such CMBS Facility, the Borrower is in compliance with Sections 7.5, 7.6 and 7.7 hereof;

(i) other Indebtedness of the Borrower so long as, in each case after giving pro forma effect to such other Indebtedness, the Borrower is in compliance with Sections 7.5, 7.6 and 7.7 hereof;

(j) Guaranties by the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof; and

(k) Guaranties by any Subsidiary of the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof; provided that there shall be no prohibition against Guaranties by any Subsidiaries of the Borrower that (i) are special purposes entities directly involved in any CMBS Facilities and (ii) have no material assets other than the direct or indirect Ownership Interests in special purpose entities directly involved in such CMBS Facilities; provided further that the principal outstanding amount of any Indebtedness set forth in Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower shall not exceed (when taken together with the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(g) hereof, $600,000,000 in the aggregate.

For purposes of determining compliance with this Section 7.1, (A) if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Borrower, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses, although the Borrower may divide and classify an item of Indebtedness in one or more of the types of Indebtedness and may later re-divide or reclassify all or a portion of such item of Indebtedness in any manner that complies with this Section 7.1 and (B) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in conformity with GAAP.

Section 7.2 Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for (i) Liens securing the Obligations (if any), (ii) Permitted

Liens, and (iii) Liens securing Indebtedness permitted under Section 7.1(a) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date hereof), Section 7.1(c) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date the Subsidiary that incurred such Indebtedness became a Subsidiary of the Borrower), Section 7.1(g), Section 7.1(h) or Section 7.1(k).

Section 7.3 Liquidation, Merger or Disposition of Assets.

(a) Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets (other than assets disposed of in the ordinary course of business), except for (i) the transfer of assets to the extent required to consummate any REIT Conversion, (ii) the transfer of assets among the Borrower and its Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met) or the transfer of assets between or among the Borrower’s Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met), (iii) the transfer of assets by the Borrower or any of its Subsidiaries to Unrestricted Subsidiaries representing an amount not to exceed, in any given fiscal year, fifteen percent (15%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal year, but in aggregate for the period commencing on the Agreement Date and ending of the date of such transfer, not more than twenty-five percent (25%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the fiscal year immediately preceding the date of such transfer, or (iv) the disposition of assets for fair market value so long as no Default exists or will be caused to occur as a result of such disposition; provided that, in respect of this clause (iv), the fair market value of all such assets disposed of by the Borrower and its Subsidiaries during any fiscal year shall not exceed fifteen percent (15%) of Consolidated Total Assets as of the last day of the immediately preceding fiscal year. For the avoidance of doubt, cash and cash equivalents shall not be considered assets subject to the provisions of this Section 7.3(a).

(b) Liquidation or Merger. The Borrower shall not, at any time, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation, other than (i) a merger or consolidation among the Borrower and one or more of its Subsidiaries; provided, however, that the Borrower is the surviving Person, (ii) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower is the surviving Person, (iii) a merger of the Borrower with and into an Affiliate in connection with any REIT Conversion, or (iv) a merger or consolidation (including, without limitation, in connection with an Acquisition permitted hereunder) among the Borrower, on the one hand, and any other Person (including, without limitation, an Affiliate), on the other hand, where the surviving Person (if other than the Borrower) (A) is a corporation, partnership, or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (B) on the effective date of such merger or consolidation expressly assumes, by supplemental agreement, executed and delivered to the Administrative Agent, for itself and on behalf of the Lenders and the Issuing Banks, in form and substance reasonably satisfactory to the Majority Lenders, all the Obligations of the Borrower

under the Notes, this Agreement and the other Loan Documents; provided, however, that, in each case, no Default exists or would be caused thereby.

Section 7.4 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments; provided, however that the Borrower and its Subsidiaries may make any Restricted Payments so long as no Default exists or would be caused thereby, and, provided, further that, (a) following a REIT Conversion and for so long as the Borrower is a REIT, during the continuation of a Default, the Borrower and its Subsidiaries may make any Restricted Payments provided they do not exceed in the aggregate for any four consecutive fiscal quarters of the Borrower occurring from and after the consummation of the REIT Conversion, (i) 95% of Funds From Operations for such four fiscal quarter period, or (ii) such greater amount as may be required to comply with Section 5.9 or to avoid the imposition of income or excise taxes on the Borrower, and (b) the Borrower may make any Restricted Payment required to effect a REIT Conversion and comply with section 5.9, including, for the avoidance of doubt, any Restricted Payment necessary to satisfy the requirements of section 857(a)(2)(B) of the Code, or any successor provision.

Section 7.5 Senior Secured Leverage Ratio. (a) As of the end of each fiscal quarter and (b) at the time of the incurrence of any Indebtedness, the Borrower shall not permit the ratio of (i) Senior Secured Debt on such calculation date to (ii) Adjusted EBITDA, as of the last day of such fiscal quarter, in the case of clause (a) hereof, or as of the most recently completed fiscal quarter preceding the calculation date for which financial statements have been delivered pursuant to Section 6.1 or 6.2 hereof, in the case of clause (b) hereof, to be greater than 3.00 to 1.00.

Section 7.6 Total Borrower Leverage Ratio. (a) As of the end of each fiscal quarter and (b) at the time of the incurrence of any Indebtedness, the Borrower shall not permit the ratio of (i) Total Debt on such calculation date to (ii) Adjusted EBITDA, as of the last day of such fiscal quarter, in the case of clause (a) hereof, or as of the most recently completed fiscal quarter preceding the calculation date for which financial statements have been delivered pursuant to Section 6.1 or 6.2 hereof, in the case of clause (b) hereof, to be greater than 6.00 to 1.00.

Section 7.7 Interest Coverage Ratio. As of the end of each fiscal quarter, based upon the financial statements delivered pursuant to Section 6.1 or 6.2 hereof for such quarter, the Borrower shall maintain a ratio of (a) Adjusted EBITDA as of the end of such fiscal quarter to (b) Interest Expense for the twelve (12) month period then ending, of not less than 2.50 to 1.00.

Section 7.8 Affiliate Transactions. Except (i) as specifically provided herein (including, without limitation, Sections 7.1, 7.3 and 7.4 hereof), (ii) investments of cash and cash equivalents in Unrestricted Subsidiaries, and (iii) as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Agreement Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate, other than between or among the Borrower and/or any Subsidiaries of the Borrower or in the ordinary course of business, or make an assignment or other transfer of any of its properties or assets to any Affiliate, in each case on terms less advantageous in any material respect to the Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

Section 7.9 Restrictive Agreements. The Borrower shall not, nor shall the Borrower permit any of its Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary of the Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Material Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Material Subsidiary of the Borrower pending such sale; provided that such restrictions and conditions apply only to the Material Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions contained in any instrument governing Indebtedness or Ownership Interests of a Person acquired by the Borrower or any of its Material Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Ownership Interests were issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments; provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments as in effect on the date of acquisition, (iv) the foregoing shall not apply to restrictions and conditions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business, (v) the foregoing shall not apply to restrictions and conditions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, (vi) the foregoing shall not apply to restrictions and conditions imposed by contracts or leases entered into in the ordinary course of business by the Borrower or any of its Material Subsidiaries with such Person’s customers, lessors or suppliers and (vii) the foregoing shall not apply to restrictions and conditions imposed upon the “borrower”, “issuer”, “guarantor”, “pledgor” or “lender” entities under CMBS Facilities permitted under Section 7.1(h) hereof or which arise in connection with any payment default regarding Indebtedness otherwise permitted under Section 7.1 hereof.

ARTICLE 8 - DEFAULT

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a) any representation or warranty made under this Agreement shall prove to be incorrect in any material respect when made or deemed to be made pursuant to Section 4.2 hereof;

(b) the Borrower shall default in the payment of (i) any interest hereunder or under any of the Notes or fees or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full within three (3) Business Days from the due date or (ii) any principal hereunder or under any of the Notes when due;

(c) the Borrower or any Material Subsidiary, as applicable, shall default in the performance or observance of any agreement or covenant contained in Sections 5.8, 5.10, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 and 7.9 hereof;

(d) the Borrower or any of its Subsidiaries, as applicable, shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days (or with respect to Sections 5.3, 5.4, 5.5, 5.6, 6.4, 6.5 and 7.8 hereof, such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the later of (i) occurrence of such Default and (ii) the date on which such Default became known to the Borrower;

(e) there shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by the Borrower, which shall not be cured within a period of thirty (30) days (or such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the date on which such default became known to any of the Borrower;

(f) there shall be entered and remain unstayed a decree or order for relief in respect of the Borrower or any Material Subsidiary Group under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Material Subsidiary Group, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any Material Subsidiary Group; or an involuntary petition shall be filed against the Borrower or any Material Subsidiary Group, and (i) such petition shall not be diligently contested, or (ii) any such petition shall continue undismissed or unstayed for a period of ninety (90) consecutive days;

(g) the Borrower or any Material Subsidiary Group shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Borrower or any Material Subsidiary Group shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any Material Subsidiary Group or of any substantial part of their respective properties, or the Borrower or any Material Subsidiary Group shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; or the

Borrower or any Material Subsidiary Group shall take any action in furtherance of any such action;

(h) a judgment not covered by insurance or indemnification, where the indemnifying party has agreed to indemnify and is financially able to do so, shall be entered by any court against the Borrower or any Material Subsidiary Group for the payment of money which exceeds singly, or in the aggregate with other such judgments, $200,000,000.00, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any Material Subsidiary Group which, together with all other such property of the Borrower or any Material Subsidiary Group subject to other such process, exceeds in value $200,000,000.00 in the aggregate, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process, shall not have been paid or discharged or removed to bond;

(i) except to the extent that would not reasonably be expected to have a Materially Adverse Effect collectively or individually, (i) there shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; (ii) a trustee shall be appointed by a United States District Court to administer any such Plan; (iii) PBGC shall institute proceedings to terminate any such Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan; or (v) any Plan or trust created under any Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code;

(j) there shall occur (i) any acceleration of the maturity of any Indebtedness of the Borrower or any Material Subsidiary in an aggregate principal amount exceeding $200,000,000.00, or, as a result of a failure to comply with the terms thereof, such Indebtedness shall otherwise have become due and payable prior to its scheduled maturity; (ii) any acceleration of the maturity of the Loan Agreement, dated as of June 8, 2007, as amended from time to time, in an aggregate principal amount exceeding $100,000,000.00 or, as a result of a failure to comply with the terms thereof, such Indebtedness shall otherwise have become due and payable prior to its scheduled maturity; or (iii) any failure to make any payment when due (after any applicable grace period) with respect to any Indebtedness of the Borrower or any Material Subsidiary (other than the Obligations) in an aggregate principal amount exceeding $200,000,000.00;

(k) any material Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document (other than in accordance with its terms); or

(l) there shall occur any Change of Control.

Section 8.2 Remedies.

(a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or (g) hereof) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders but subject to Section 9.3 hereof, shall (i) (A) terminate the Revolving Loan Commitments and/or (B) declare the principal of and interest on the Loans and the Notes, if any, and all other amounts owed to the Lenders, the Issuing Banks and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding, and the Revolving Loan Commitments shall thereupon forthwith terminate, and (ii) require the Borrower to, and the Borrower shall thereupon, deposit in an interest bearing account with the Administrative Agent, as Cash Collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit in accordance with Section 2.15.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or (g) hereof, all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable and the Revolving Loan Commitments shall forthwith terminate and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, and the Borrower shall thereupon forthwith deposit in an interest bearing account with the Administrative Agent, as Cash Collateral for the Obligations, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit in accordance with Section 2.15, all without any action by the Administrative Agent, the Lenders, the Majority Lenders, the Issuing Banks, or any of them, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c) Upon acceleration of the Loans, as provided in Section 8.2(a) or (b) hereof, the Administrative Agent, the Issuing Banks and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

(d) The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder shall be cumulative, and not exclusive.

(e) In the event that the Administrative Agent establishes a cash collateral account as contemplated by this Section 8.2, the Administrative Agent shall invest all funds in such account in such investments as the Administrative Agent, in its sole and absolute discretion, in good faith deems appropriate. The Borrower hereby acknowledges and agrees that any interest earned on such funds shall be retained by the Administrative Agent as additional collateral for the Obligations. Upon satisfaction in full of all Obligations and the termination of the Commitments, the Administrative Agent shall pay any amounts then held in such account to the Borrower.

Section 8.3 Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments (but, for the avoidance of doubt, not Cash Collateral) under this Agreement made to the Administrative Agent, the Issuing Banks and the Lenders or otherwise received by any of such Persons shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent’s, Lenders’ and Issuing Banks’ reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, all amounts under Section 11.2(b) hereof; second, to the Administrative Agent and the Issuing Banks for any fees hereunder or under any of the other Loan Documents then due and payable; third, to the Lenders pro rata on the basis of their respective unpaid principal amounts (except as provided in Section 2.2(e) hereof), for the payment of any unpaid interest which may have accrued on the Obligations and any fees hereunder or under any of the other Loan Documents then due and payable; fourth, to the Lenders pro rata until all Loans have been paid in full and participations in the Letters of Credit purchased by the Lenders pursuant to Section 2.13(d) hereof shall be paid on a pro rata basis with the Loans), for the payment of the Loans (including the aforementioned obligations under Hedge Agreements and participations in the Letters of Credit); fifth, to the Lenders pro rata on the basis of their respective unpaid amounts, for the payment of any other unpaid Obligations; and sixth, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 9 - THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authorization. Each of the Lenders and the Issuing Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 9.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.11 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.5 Resignation of Administrative Agent. (a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Banks and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right to appoint a successor, which shall (i) be a bank with (A) an office in the United States, or an Affiliate of a bank with an office in the United States, and (B) combined capital and reserves in excess of $250,000,000 (clauses (A) and (B) together, the “Agent Qualifications”) and (ii) so long as no Event of Default is continuing, be reasonably acceptable to Borrower. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Banks and in consultation with the Borrower, appoint a successor Administrative Agent meeting the Agent Qualifications. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and appoint a successor Administrative Agent meeting the Agent Qualifications and which, so long as no Event of Default is continuing, is reasonably acceptable to Borrower. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from, as applicable, the Resignation Effective Date or the Removal Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Sections 11.2 and 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(d) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata according to their respective Commitment Ratios, from and against any and all liabilities, obligations, losses (other than the loss of principal, interest and fees hereunder in the event of a bankruptcy or out-of-court ‘work-out’ of the Loans), damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses (including, without limitation, fees and disbursements of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

Section 9.8 No Responsibilities of the Agents. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent, the Co-Arrangers and the Joint Bookrunners (as set forth on the cover page hereof) shall not have any duties or responsibilities, nor shall the Syndication Agent or any of the Co-Arrangers or Joint Bookrunners have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or any of the Co-Arrangers or Joint Bookrunners.

ARTICLE 10 - CHANGES IN CIRCUMSTANCES

AFFECTING LIBOR ADVANCES AND INCREASED COSTS

Section 10.1 LIBOR Basis Determination Inadequate or Unfair. If with respect to any proposed LIBOR Advance for any Interest Period, (a) the Majority Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advance will not adequately reflect the cost to such Lenders of making, funding or maintaining their LIBOR Advances for such Interest Period, or (b) the Administrative Agent determines after consultation with the Lenders that adequate and fair means do not exist for determining the LIBOR Basis, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make its portion of such LIBOR Advances shall be suspended and each affected Lender shall make its portion of such LIBOR Advance as a Base Rate Advance.

Section 10.2 Illegality. If, after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected LIBOR Advance, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such affected LIBOR Advances if such Lender may lawfully continue to maintain and fund its portion of such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected LIBOR Advances to such day. Concurrently with repaying such portion of each affected LIBOR Advance, the Borrower may borrow a Base Rate Advance from such Lender, whether or not it would have been entitled to effect such borrowing, and such Lender shall make such Advance, if so requested, in an amount such that the outstanding principal amount of the Advance shall equal the outstanding principal amount of the affected LIBOR Advance of such Lender immediately prior to such repayment.

Section 10.3 Increased Costs and Additional Amounts.

(a) If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Agreement Date), or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive issued after the Agreement Date (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender to any Tax with respect to its obligation to make its portion of LIBOR Advances, or its portion of other Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its portion of LIBOR Advances or in respect of any other amounts due under this Agreement, or its obligation to make its portion of Advances (except for changes with respect to Taxes imposed on the revenues or net income of such Lender, and except for any Taxes referred to in Section 10.3(b) hereof); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market any other condition affecting its obligation to make its portion of such LIBOR Advances or its portion of existing Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any of its portion of LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, if any, with respect thereto, then, within ten (10) days after demand by such Lender, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such increased costs.

(b) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding any Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than executing, delivering, performing or enforcing this Agreement and receiving payments hereunder. If any such non-excluded Taxes (collectively, the “Non-Excluded Taxes”) are required to be withheld or deducted from any such payment, the Borrower shall pay such additional amounts as may be necessary to ensure that the net amount actually received by a Lender after such withholding or deduction is equal to the amount that the Lender would have received had no such withholding or deduction been required; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender may lawfully comply with the requirements of Section 2.12 hereof and fails to do so and, provided, further, that the Borrower shall not be required to pay any additional amounts in respect of Taxes imposed under FATCA. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as result of any such failure. The Borrower shall make any payments required pursuant to the immediately preceding sentence within thirty (30) days after receipt of written demand therefor from the Administrative Agent or any Lender, as the case may be. The agreements set forth in this Section 10.3 shall survive the termination of this Agreement and the payment of the Obligations. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender made in good faith, be otherwise disadvantageous to such Lender. Notwithstanding any provision herein to the contrary, the Borrower shall have no obligation to pay to any Lender any amount which the Borrower is liable to withhold due to the failure of such Lender to file any statement of exemption required under the Code in order to permit the Borrower to make payments to such Lender without such withholding.

(c) Any Lender claiming compensation under this Section 10.3 shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 10.3, the Borrower may at any time, upon at least five (5) Business Days’ prior notice to such Lender, prepay in full such Lender’s portion of the then outstanding LIBOR Advances, together with accrued interest and fees thereon to the date of prepayment, along with any reimbursement required under Section 2.9 hereof and this Section 10.3. Concurrently with prepaying such portion of LIBOR Advances the Borrower may, whether or not then entitled to make such borrowing, borrow a Base Rate Advance, or a LIBOR Advance not so affected, from such Lender, and such Lender shall, if so requested, make such Advance in an amount such that the outstanding principal amount of such Advance shall equal the outstanding principal amount of the affected LIBOR Advance of such Lender immediately prior to such prepayment.

(d) The Borrower shall pay any present or future stamp, transfer or documentary Taxes or any other excise or property Taxes that may be imposed in connection with the execution, delivery or registration of this Agreement or any other Loan Documents.

Section 10.4 Effect On Other Advances. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 hereof suspending the obligation of any Lender to make its portion of any type of LIBOR Advance, or requiring such Lender’s portion of LIBOR Advances to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by such Lender as its portion of LIBOR Advances shall be instead as Base Rate Advances, unless otherwise notified by the Borrower.

Section 10.5 Claims for Increased Costs and Taxes; Replacement Lenders. In the event that any Lender shall (x) decline to make LIBOR Advances pursuant to Sections 10.1 and 10.2 hereof, (y) have notified the Borrower that it is entitled to claim compensation pursuant to Section 10.3, 2.8, 2.9 or 2.11 hereof or is unable to complete the form required or is subject to withholding on account of any Tax or (z) become a Defaulting Lender (each such lender being an “Affected Lender”), the Borrower at its own cost and expense may designate a replacement lender (a “Replacement Lender”) to assume the Revolving Loan Commitments and the obligations of any such Affected Lender hereunder, and to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption substantially in the form of Exhibit F attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including without limitation, payment by the Borrower of any amount which would be payable to such Affected Lender pursuant to Section 2.9 hereof (provided that the administrative fee set forth in Section 11.4(b)(iv) shall not apply to an assignment described in this clause (a)), and (b) assign the Revolving Loan Commitments of such Affected Lender and upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Revolving Loan Commitments); provided that the Borrower shall not replace any Defaulting Lender during the continuance of any Default.

ARTICLE 11 - MISCELLANEOUS

Section 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent or any Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 4; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified to the Administrative Agent (including, as appropriate, notices delivered solely to the Person designated by a Lender for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent and the Borrower, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Article 2 if such Lender or such Issuing Bank, as applicable, has notified the Administrative Agent and the Borrower that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY

OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and each Issuing Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.2 Expenses. The Borrower will promptly pay, or reimburse:

(a) all reasonable and documented out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder any amendments, waivers and consents associated therewith, including, without limitation, the reasonable and documented fees and disbursements of Shearman & Sterling LLP, special counsel for the Administrative Agent; and

(b) all documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders and the Issuing Banks of enforcement under this Agreement or the other Loan Documents and all documented out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Notes, which in each case shall include, without limitation, reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, each of the Lenders and each of the Issuing Banks.

Section 11.3 Waivers. The rights and remedies of the Administrative Agent, the Lenders and the Issuing Banks under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the Administrative Agent, the Majority Lenders, the Lenders and the Issuing Banks, or any of them, in exercising any right, shall operate as a waiver of such right. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any of its Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by Section 11.11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 11.4 Assignment and Participation.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent , each Issuing Bank and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender; and

(C) the consent of each Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for each assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance reasonably satisfactory to the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities under this Agreement then due and owing by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Commitment Ratio. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 10.3, 10.2 and 10.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the

Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (ii)(A), (B0 or (C) of Section 11.11(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 10.3 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) sponsored by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The Loans by an SPC hereunder shall be Revolving Loans of the Granting Lender to the same extent, and as if, such Loans were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it, solely in its capacity as a party hereto and to any other Loan Document, will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.4, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.4(f) may not be amended without the written consent of any SPC which has been designated in writing as provided in the first sentence hereof and holds any outstanding Loans. The designation by a Granting Lender of an SPC to fund Advances shall be deemed to be a representation, warranty, covenant and agreement by such Granting Lender to the Borrower and all other parties hereunder that (A) the funding and maintaining of such Advances by such SPC shall not constitute a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), and (B) such designation, funding and maintenance would not result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law. The SPC shall from time to time provide to the Borrower the tax and other forms required pursuant to Section 2.12 hereof with respect to such SPC as though such SPC were a Lender hereunder. In no event shall the Borrower or any Lender other than the Granting Lender be obligated hereunder to pay any additional amounts under any provision of this Agreement (pursuant to Article 10 hereof or otherwise) by reason of a Granting Lender’s designation of an SPC or the funding or maintenance of Advances by such SPC, in excess of amounts which the Borrower would have been obligated to pay if such Granting Lender had not made such designation and such Granting Lender were itself funding and maintaining such Advances. The Administrative Agent shall register the interest of any SPC in an Advance from time to time on the Register maintained pursuant to Section 11.4(c) hereof.

(g) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Loan Commitment and Loans pursuant to subsection (b) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. If Bank of

America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.13(c)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 11.5 Indemnity. The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent, the Issuing Banks and each of their respective Affiliates, employees, representatives, shareholders, officers and directors (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, obligations, losses, damages, actions, reasonable and documented external attorneys’ fees and expenses (as such fees and expenses are reasonably incurred), penalties, judgments, suits, reasonable and documented out-of-pocket costs and demands by any third party, including the costs of investigating and defending such claims, whether or not the Borrower or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Borrower of any representation or warranty made hereunder or under any Loan Document; or (b) otherwise arising out of (i) the Commitments or otherwise under this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of its obligations under the Loan Documents, (ii) allegations of any participation by a Lender, the Administrative Agent, an Issuing Bank or any of them, in the affairs of the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with the Borrower for any reason and (iii) any claims against the Lenders, the Administrative Agent, the Issuing Banks or any of them, by any shareholder or other investor in or lender to the Borrower, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of the Commitments or otherwise under this Agreement, except to the extent that (A) the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case, by a final, non-appealable judicial order or (B) such claims are for lost profits, foreseeable and unforeseeable, consequential, special, incidental or indirect damages or punitive damages. Upon receipt of notice in writing of any actual or prospective claim, litigation, investigation or proceeding for which indemnification is provided pursuant to the immediately preceding sentence (a “Relevant Proceeding”), the recipient shall promptly notify the Administrative Agent (which shall promptly notify the other parties hereto) thereof, and the Borrower and the Lenders agree to consult, to the extent appropriate, with a view to minimizing the cost to the Borrower of its obligations hereunder. The Borrower shall be entitled, to the extent feasible, to participate in any Relevant Proceeding and shall be entitled to assume the defense thereof with counsel of the Borrower’s choice; provided, however, that such counsel shall be reasonably satisfactory to such of the Indemnitees as are parties thereto; provided, further, however, that, after the Borrower has assumed the defense of any Relevant Proceeding, it will not settle, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claims against any Indemnitee (1) if such settlement, compromise or order involves the payment of money damages, except if the Borrower agrees, as between the Borrower and such Indemnitee, to pay such money damages, and, if not simultaneously paid, to furnish such Indemnitee with satisfactory evidence of its ability to pay the same, and (2) if such settlement, compromise or order involves any relief against such Indemnitee other than the payment of money damages, except with the prior written consent of such Indemnitee (which consent shall not be unreasonably withheld). Notwithstanding the Borrower’s election to assume the defense of such Relevant Proceeding, such of the Indemnitees as are parties thereto shall have the right to employ separate counsel and to participate in the defense of such action or proceeding at the expense of such Indemnitee. The obligations of the Borrower under this Section 11.5 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other Loan Document.

Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

Section 11.7 Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed the State of New York. If any action or proceeding shall be brought by the Administrative Agent or any Lender hereunder or under any other Loan Document in order to enforce any right or remedy under this Agreement or under any Note or any other Loan Document, the Borrower hereby consents and submits to the jurisdiction of any New York State or U.S. federal court of competent jurisdiction sitting in the County of New York on the date of this Agreement. The Borrower hereby agrees that, to the extent permitted by Applicable Law, service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of the Borrower at the address given in Section 11.1 hereof and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction.

Section 11.8 Severability. To the extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9 Interest.

(a) In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless, if no Event of Default shall have occurred and be continuing, the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

(b) Notwithstanding the use by the Lenders of the Base Rate and the Eurodollar Rate as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

Setion 11.10 Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.11 Amendment and Waiver.

(a) Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the written direction of:

(i) except as set forth in (ii) and (iii) below, the Majority Lenders and, in the case of any amendment, by the Borrower;

(ii) with respect to (A) any increase in the amount of any Lender’s portion of the Commitments or Commitment Ratios or any extension of any Lender’s Commitments, (B) any reduction or postponement in interest or fees due hereunder or the payment thereof to any Lender without a corresponding payment of such interest or fee amount by the Borrower, (C) (1) any waiver of any Default due to the failure by the Borrower to pay any sum due to any of the Lenders hereunder or (2) any reduction in the principal amount of the Loans or the L/C Obligations without a corresponding payment, (D) any release of the Borrower from this Agreement, except in connection with a merger, sale or other disposition otherwise permitted hereunder (in which case, such release shall require no further approval by the Lenders), (E) any amendment to the pro rata treatment of the Lenders set forth in Section 2.10 hereof, (F) any amendment of this Section 11.11, of the definition of Majority Lenders, or of any Section herein to the extent that such Section requires action by all Lenders or the Issuing Banks, (G) any subordination of the Loans in full to any other Indebtedness, or (H) any extension of a Maturity Date, the affected Lenders and in the case of an amendment, the Borrower, and, if applicable, the Issuing Banks (it being understood that, for purposes of this Section 11.11(a)(2), changes to provisions of the Loan Documents that relate only to one or more of the Revolving Loans shall be deemed to “affect” only the Lenders holding such Loans); and

(iii) in the case of any amendment to any provision hereunder governing the rights, obligations, or liabilities of the Administrative Agent in its capacity as such, the Administrative Agent and by each of the Lenders.

(b) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders, if the consent of Majority Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request (and at the Borrower’s sole cost and expense), a Replacement Lender selected by the Borrower and reasonably acceptable to the Administrative Agent, shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person, all of the Revolving Loan Commitments and all outstanding Loans of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees and other amounts due (including without limitation amounts due to such Non-Consenting Lender pursuant to Section 2.9 hereof) or outstanding to such Non-Consenting Lender through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption substantially in the form on Exhibit F attached hereto. Upon execution of any Assignment and Assumption pursuant to this Section 11.11(c), (i) the Replacement Lender shall be entitled to vote on any pending waiver, amendment or consent in lieu of the Non-Consenting Lender replaced by such Replacement Lender, (ii) such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and (iii) such Non-Consenting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of the Revolving Loan Commitments).

Section 11.12 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the other Loan Documents and the other documents described or contemplated herein or therein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.13 Other Relationships; No Fiduciary Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent, each Issuing Bank and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders, the Issuing Banks and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender, any Issuing Bank or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.14 Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.15 Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made by the Borrower herein or in any certificate delivered pursuant hereto shall (a) be deemed to have been relied upon by the Administrative Agent, each of the Lenders and each Issuing Bank notwithstanding any investigation heretofore or hereafter made by them and (b) survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any Loans are outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.9, 2.11, 10.3, 11.2 and 11.5 hereof, shall survive the termination of this Agreement and the payment and performance of all Obligations.

Section 11.16 Senior Debt. The Obligations are intended by the parties hereto to be senior in right of payment to any Indebtedness of the Borrower that by its terms is subordinated to any other Indebtedness of the Borrower.

Section 11.17 Obligations. The obligations of the Administrative Agent, each of the Lenders and each of the Issuing Banks hereunder are several, not joint.

Section 11.18 Confidentiality. The Administrative Agent, the Lenders and the Issuing Banks shall hold confidentially all non-public and proprietary information and all other information designated by the Borrower as confidential, in each case, obtained from the Borrower or its Affiliates pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; provided, however, that the Administrative Agent, the Lenders and the Issuing Banks may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers, agents, other professional advisors and any direct or indirect contractual counterparty in swap agreements or such counterparty’s professional advisor in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein (including, without limitation, any pledgee referred to in Section 11.4(e) hereof), in each case, so long as any such Person (other than any examiners) receiving such information is advised of the provisions of this Section 11.18 and agrees to be bound thereby, (b) as required or requested by any governmental authority or self-regulatory body or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or (c) pursuant to legal process or with respect to any litigation between or among the Borrower and any of the Administrative Agent, the Lenders or the Issuing Banks. In no event shall the Administrative Agent, any Lender or any Issuing Bank be obligated or required to return any materials furnished to it by the Borrower. The foregoing provisions shall not apply to the Administrative Agent, any Lender or any Issuing Bank with respect to information that (i) is or becomes generally available to the public (other than through the Administrative Agent, such Lender or such Issuing Bank), (ii) is already in the possession of the Administrative Agent, such Lender or such Issuing Bank on a non-confidential basis, or (iii) comes into the possession of the Administrative Agent, such Lender or such Issuing Bank from a source other than the Borrower or its Affiliates in a manner not known to the Administrative Agent, such Lender or such Issuing Bank to involve a breach of a duty of confidentiality owing to the Borrower or its Affiliates.

ARTICLE 12 - WAIVER OF JURY TRIAL

Section 12.1 Waiver of Jury Trial. EACH OF THE BORROWER AND THE ADMINISTRATIVE AGENT, THE ISSUING BANKS AND THE LENDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT, ANY OF THE ISSUING BANKS, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 12.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:	AMERICAN TOWER CORPORATION

	By:	/s/ Thomas A. Bartlett
		Name:	Thomas A. Bartlett
		Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Loan Agreement]

ADMINISTRATIVE AGENT AND LENDERS:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Antonikia Thomas
	Name:	Antonikia (Toni) Thomas
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender and an Initial Issuing Bank

	By:	/s/ Jay D. Marquis
	Name:	Jay D. Marquis
	Title:	Director

[Signature Page to Loan Agreement]

BARCLAYS BANK PLC, as a Lender and an Initial Issuing Bank

By:	/s/ Kevin Cullen
Name:	Kevin Cullen
Title:	Director

[Signature Page to Loan Agreement]

SOVEREIGN BANK, as a Lender

By:	/s/ David M. Hobert
Name:	David M. Hobert
Title:	SVP

[Signature Page to Loan Agreement]

CITIBANK, N.A., as a Lender

By:	/s/ Laura Fogerty
Name:	Laura Fogerty
Title:	Vice President

[Signature Page to Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Doreen Barr
Name:	Doreen Barr
Title:	Director

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

[Signature Page to Loan Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Signature Page to Loan Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David A. Carroll
Name:	David A. Carroll
Title:	Vice President

[Signature Page to Loan Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and an Initial Issuing Bank

By:	/s/ Christophe Vohmann
Name:	Christophe Vohmann
Title:	Executive Director

[Signature Page to Loan Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Sherrese Clarke
Name:	Sherrese Clarke
Title:	Authorized Signatory

[Signature Page to Loan Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ DW Scott Johnson
Name:	DW Scott Johnson
Title:	Authorized Signatory

[Signature Page to Loan Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as a Lender

By:	/s/ Alex Daw
Name:	Alex Daw
Title:	Director

[Signature Page to Loan Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Jose Carlos
Name:	Jose Carlos
Title:	Vice President

[Signature Page to Loan Agreement]